                                                                 EXHIBIT 10.2

                           ASSET PURCHASE AGREEMENT



                                   between



                 COMMUNITY PACIFIC BROADCASTING COMPANY L.P.



                                     and



                     COMMUNITY ACQUISITION COMPANY, INC.



                                 dated as of



                              December 26, 1996

                               TABLE OF CONTENTS

                                                                            PAGE
                                    ARTICLE I

                                  DEFINED TERMS

       1.1.   Defined Terms   . . . . . . . . . . . . . . . . . . . . . . . .  1
                                                                               -
       1.2.   References and Titles   . . . . . . . . . . . . . . . . . . . . 10
                                                                              --

                                   ARTICLE II

                           SALE AND PURCHASE OF ASSETS

       2.1.   Agreement to Sell and Buy   . . . . . . . . . . . . . . . . . . 10
                                                                              --
       2.2.   Excluded Assets   . . . . . . . . . . . . . . . . . . . . . . . 11
                                                                              --
       2.3.   Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . 12
                                                                              --
       2.4.   Adjustments and Prorations  . . . . . . . . . . . . . . . . . . 12
                                                                              --
       2.5.   Assumption of Liabilities and Obligations   . . . . . . . . . . 14
                                                                              --
       2.6.   Allocation  . . . . . . . . . . . . . . . . . . . . . . . . . . 14
                                                                              --
       2.7.   Earnest Money   . . . . . . . . . . . . . . . . . . . . . . . . 15
                                                                              --

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

       3.1.   Representations and Warranties Regarding Seller.  . . . . . . . 15
                                                                              --
       3.2.   Representations and Warranties of Buyer   . . . . . . . . . . . 26
                                                                              --

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

       4.1.   Covenants of Seller   . . . . . . . . . . . . . . . . . . . . . 27
                                                                              --
       4.2.   Negative Trade Balance  . . . . . . . . . . . . . . . . . . . . 29
                                                                              --
       4.3.   Environmental Site Assessments  . . . . . . . . . . . . . . . . 29
                                                                              --





                                      (i)

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                                                                            ----
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                                    ARTICLE V

                         ADDITIONAL AGREEMENTS OF SELLER

       5.1.   No Solicitation of Transactions   . . . . . . . . . . . . . . . 30
                                                                              --
       5.2.   Access and Information  . . . . . . . . . . . . . . . . . . . . 30
                                                                              --
       5.3.   Assistance  . . . . . . . . . . . . . . . . . . . . . . . . . . 31
                                                                              --
       5.4.   Compliance With Station Licenses  . . . . . . . . . . . . . . . 32
                                                                              --
       5.5.   Notification of Certain Matters   . . . . . . . . . . . . . . . 32
                                                                              --
       5.6.   Third Party Consents  . . . . . . . . . . . . . . . . . . . . . 32
                                                                              --
       5.7.   David Benjamin Employment Agreement   . . . . . . . . . . . . . 33
                                                                              --

                                   ARTICLE VI

                                COVENANT OF BUYER

       6.1.   Notification of Certain Matters   . . . . . . . . . . . . . . . 33
                                                                              --

                                   ARTICLE VII

                                MUTUAL COVENANTS

       7.1.   Application for FCC Consents  . . . . . . . . . . . . . . . . . 33
                                                                              --
       7.2.   Control of Stations   . . . . . . . . . . . . . . . . . . . . . 34
                                                                              --
       7.3.   Other Governmental Consents   . . . . . . . . . . . . . . . . . 34
                                                                              --
       7.4.   Accounts Receivable   . . . . . . . . . . . . . . . . . . . . . 34
                                                                              --
       7.5.   Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . 35
                                                                              --
       7.6.   Bulk Sales Law  . . . . . . . . . . . . . . . . . . . . . . . . 35
                                                                              --
       7.7.   Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . . . . 35
                                                                              --
       7.8.   Additional Agreements   . . . . . . . . . . . . . . . . . . . . 36
                                                                              --
       7.9.   Local Marketing Agreement   . . . . . . . . . . . . . . . . . . 36
                                                                              --

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

       8.1.   Conditions to Each Party's Obligation   . . . . . . . . . . . . 37
                                                                              --
       8.2.   Conditions to Obligation of Buyer   . . . . . . . . . . . . . . 37
                                                                              --
       8.3.   Conditions to Obligations of the Seller   . . . . . . . . . . . 39
                                                                              --





                                      (ii)

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                                                                            ----
                                   ARTICLE IX

                                     CLOSING

       9.1.   Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
                                                                              --
       9.2.   Actions to Occur at Closing   . . . . . . . . . . . . . . . . . 41
                                                                              --

                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

       10.1.  Termination   . . . . . . . . . . . . . . . . . . . . . . . . . 42
                                                                              --
       10.2.  Effect of Termination   . . . . . . . . . . . . . . . . . . . . 44
                                                                              --

                                   ARTICLE XII

                                 INDEMNIFICATION

       11.1.  Indemnification of Buyer  . . . . . . . . . . . . . . . . . . . 45
                                                                              --
       11.2.  Indemnification of Seller   . . . . . . . . . . . . . . . . . . 45
                                                                              --
       11.3.  Defense of Third-Party Claims   . . . . . . . . . . . . . . . . 45
                                                                              --
       11.4.  Direct Claims   . . . . . . . . . . . . . . . . . . . . . . . . 46
                                                                              --
       11.5.  Escrow  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
                                                                              --
       11.6.  Limitations   . . . . . . . . . . . . . . . . . . . . . . . . . 47
                                                                              --
       11.7.  Recovery against Escrowed Funds   . . . . . . . . . . . . . . . 48
                                                                              --
       11.8.  Instructions to Escrow Agent  . . . . . . . . . . . . . . . . . 48
                                                                              --

                                   ARTICLE XII

                               GENERAL PROVISIONS

       12.1.  Survival of Representations, Warranties, and Covenants  . . . . 48
                                                                              --
       12.2.  Further Actions   . . . . . . . . . . . . . . . . . . . . . . . 49
                                                                              --
       12.3.  Amendment and Modification  . . . . . . . . . . . . . . . . . . 49
                                                                              --
       12.4.  Waiver of Compliance  . . . . . . . . . . . . . . . . . . . . . 49
                                                                              --
       12.5.  Specific Performance  . . . . . . . . . . . . . . . . . . . . . 49
                                                                              --
       12.6.  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . 49
                                                                              --
       12.7.  Expenses and Obligations  . . . . . . . . . . . . . . . . . . . 49
                                                                              --
       12.8.  Parties in Interest   . . . . . . . . . . . . . . . . . . . . . 50
                                                                              --
       12.9.  Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
                                                                              --
       12.10. Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . 51
                                                                              --





                                     (iii)

                                                                            PAGE
                                                                            ----
       12.11. Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . 51
                                                                              --
       12.12. Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . 51
                                                                              --
       12.13. Public Announcements  . . . . . . . . . . . . . . . . . . . . . 51
                                                                              --
       12.14. Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . 51
                                                                              --
       12.15. Director and Officer Liability  . . . . . . . . . . . . . . . . 52
                                                                              --
       12.16. No Reversionary Interest  . . . . . . . . . . . . . . . . . . . 52
                                                                              --
       12.17. No Waiver Relating to Claims for Fraud  . . . . . . . . . . . . 52
                                                                              --

ANNEXES:

Annex A       --     The Stations

EXHIBITS:

Exhibit A     --     Form of Original Deposit Letter of Credit
Exhibit B     --     Deposit Escrow Agreement
Exhibit C     --     Form of Non-Competition Agreement
Exhibit D     --     Form of Employment Agreement
Exhibit E     --     Form of Bill of Sale and Assignment
Exhibit F     --     Form of Assumption Agreement
Exhibit G     --     Form of Indemnification Escrow Agreement
Exhibit H     --     Form of Local Marketing Agreement
Exhibit I     --     Form of Opinion of Bullivant, Houser, Bailey, Pendergrass
                     and Hoffman
Exhibit J     --     Form of Opinion of Fisher, Wayland, Cooper, Leader &
                     Zaragoza L.L.P.

SCHEDULES:

Schedule 2.5(b)      --     Trade Deals
Schedule 3.1(a)      --     Qualification to do Business and Good Standing
Schedule 3.1(c)      --     List of Partners and Ownership
Schedule 3.1(f)      --     Reports; Financial Statements; Absence of Certain
                            Changes or Events
Schedule 3.1(g)      --     Licenses and Permits
Schedule 3.1(h)      --     Litigation
Schedule 3.1(i)      --     Insurance
Schedule 3.1(j)      --     Owned Real Estate
Schedule 3.1(k)      --     Leased Real Property
Schedule 3.1(l)      --     Personal Property
Schedule 3.1(m)      --     Liens and Encumbrances
Schedule 3.1(n)      --     Environmental
Schedule 3.1(p)      --     Certain Agreements
Schedule 3.1(q)      --     Employee Benefit Plans; Labor
Schedule 3.1(r)      --     Patents, Trademarks; Etc.





                                      (iv)

                            ASSET PURCHASE AGREEMENT

       This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of December 26, 1996, between Community Pacific Broadcasting Company L.P., a Delaware limited partnership ("Seller"), and Community Acquisition Company, Inc., a Delaware corporation ("Buyer ").

                                R E C I T A L S

       A. Seller is the licensee of and owns and operates the radio stations listed on Annex A hereto (each referred to individually as a "Station" and collectively, the "Stations") pursuant to licenses issued by the Federal Communications Commission ("FCC").

       B. Seller desires to sell and Buyer desires to buy substantially all the assets used or useful in the operation of each of the Stations and by so doing to acquire the radio broadcast business presently conducted by each of the Stations, upon the terms and conditions hereinafter set forth.

                              A G R E E M E N T S

       NOW, THEREFORE, in consideration of the respective representations, warranties, agreements, and conditions hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                 DEFINED TERMS

       1.1. DEFINED TERMS. The following terms shall have the following meanings in this Agreement:

              "Accounts Receivable" means the rights of Seller to cash payment for the sale of advertising time by the Stations (a) if the LMA is entered into, then prior to 11:59 p.m. on the day immediately preceding the LMA Commencement Date, or (b) if the LMA is not entered into, then prior to 11:59 p.m. on the day prior to the Closing Date.

              "Affiliate" means, with respect to any person, any other person controlling, controlled by or under common control with such person. For purposes of this definition and this Agreement, the term "control" (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person.

              "Agreement of Limited Partnership" means the Amended and Restated Agreement of Limited Partnership of Seller, dated as of December 1, 1995, as the Schedule 1 thereto has been amended to reflect additional capital contributions to Seller.

              "Applicable Laws" means all laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions, and writs of any Governmental Authority having jurisdiction over the Assets or the business or operations of the Stations, as may be in effect on or prior to the Closing.

              "Applications" has the meaning set forth in Section 7.1.

              "Assets" means all the tangible and intangible assets owned, leased, or licensed by Seller that are used or held for use in connection with the business or operations of any of the Stations, whether or not reflected on the Financial Statements or Balance Sheet of Seller, but specifically excluding therefrom the Excluded Assets.

              "Assumed Contracts" means (a) those Contracts set forth on
Schedule 3.1(p) identified as being assumed by Buyer and all other contracts of Seller entered into in the ordinary course of business prior to the date of this Agreement that relate to the Assets or the business or operation of the Assets or any part thereof, (b) all other non-trade advertising Contracts for cash entered into by Seller for any of the Stations prior to the date of this Agreement and which are terminable on not more than 30 days notice, (c) all Contracts entered into by Seller on or after the date of this Agreement and before the Closing in accordance with the applicable provisions of Section 4.1, and (d) Trade Deals described in Section 2.5(b).

              "Assumption Agreement" means the Assumption Agreement between Buyer and Seller substantially in the form of Exhibit F.

              "Balance Sheet" has the meaning set forth in Section 3.1(f).

              "Balance Sheet Date" has the meaning set forth in Section 3.1(f).

              "Banking Event" has the meaning set forth in Section 9.1.

              "Bill of Sale and Assignment" means the Bill of Sale and Assignment between Buyer and Seller substantially in the form of Exhibit E.

              "business day" means any other day than (i) a Saturday or Sunday or (ii) a day on which commercial banks in New York, New York or Dallas, Texas are authorized or required to be closed.

              "Buyer" has the meaning set forth in the first paragraph of this Agreement, and it includes its permitted successors and assigns.


              "Buyer Indemnified Costs" shall mean (a) any and all damages, losses, claims, liabilities (including, without limitation, those liabilities not expressly assumed by Buyer as provided in Section 2.5), demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) which any of the Buyer Indemnified Parties incur and arise out of any breach or default by Seller of any of the representations, warranties, covenants, or agreements under this Agreement or any agreement or document executed by Seller in connection herewith; (b) any and all obligations or liabilities of Seller relating to the Stations not expressly assumed by Buyer pursuant to Section 2.5, including without limitation, any such obligation or liability imposed on Buyer by process of law as a successor to the business of Seller; (c) any and all losses, liabilities, or damages resulting from Seller's operation or control of any of the Stations prior to the Closing Date, including any and all liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring prior to the Closing Date; and (d) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing.

              "Buyer Indemnified Parties" means Buyer and each officer, director, employee, consultant, stockholder, and Affiliate of Buyer.

              "Capstar" means Capstar Broadcasting Partners, Inc., a Delaware corporation and includes its successors and assigns.

              "Cessation Date" has the meaning set forth in Section 9.1.

              "Choses in Action" means a right to receive or recover property, debt, or damages on a cause of action, whether pending or not and whether arising in contract, tort or otherwise. The term shall include rights to indemnification, damages for breach of warranty or any other event or circumstance, judgments, settlements, and proceeds from judgments or settlements.

              "Closing" means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Article IX.

              "Closing Date" means the date of the Closing specified in Article IX.

              "Code" shall mean the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

              "Communications Act" has the meaning set forth in Section 3.1(g).

              "Company Reports" has the meaning set forth in Section 3.1(f).

              "Conflict Event" has the meaning set forth in Section 9.1.

              "Consents" means all governmental consents and approvals, including the FCC Consents, and all consents and approvals of third parties, in each case that are necessary in order to transfer the Assets to Buyer and otherwise to consummate the transactions contemplated hereby.

              "Contracts" means all agreements, contracts, or other binding commitments or arrangements, written or oral (including any amendments and other modifications thereto), to which Seller is a party or is otherwise bound and which affect or relate to the Assets or the business or operations of each of the Stations.

              "CPA" means KPMG Peat Marwick, the Seller's certified public accountants.

              "Deposit Escrow Agreement" means the Deposit Escrow Agreement among Seller, Buyer and Escrow Agent, a copy of which is attached hereto as Exhibit B .

              "Deposit Letter of Credit" means (a) during any period in which the Original Deposit Letter of Credit is held under the Deposit Escrow Agreement, the Original Deposit Letter of Credit, and (b) during any period in which the Substitute Deposit Letter of Credit is held under the Deposit Escrow Agreement, the Substitute Deposit Letter of Credit.

              "Employee Benefit Plans" has the meaning set forth in Section 3.1(q).

              "Environmental Costs or Liabilities" has the meaning set forth in
Section 3.1(n)(iv).

              "Environmental Laws" means all Applicable Laws and rules of common law pertaining to the environment, natural resources, and public or employee health and safety including the Comprehensive Environmental Response Compensation and Liability Act, (42 U.S.C. Section 9601 et seq.) ("CERCLA"), the Emergency Planning and Community Right to Know Act and the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act of 1970, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act, and any similar or analogous statutes, regulations and decisional law of any Governmental Entity, as each of the foregoing may be amended and in effect on or prior to the Closing.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

              "ESA" means Phase I or Phase II environmental site assessments.

              "Escrow Agent" means Citibank, N.A. and includes its successors and assigns.

              "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

              "Excluded Assets" has the meaning set forth in Section 2.2.

              "FCC" has the meaning set forth in the first recital hereto.

              "FCC Consents" means actions by the FCC granting its consent to the assignment of the FCC Licenses for each of the Stations to Buyer as contemplated by this Agreement.

              "FCC Licenses" means all of the licenses, permits, and other authorizations issued by the FCC to Seller and applications of Seller, if any, to the FCC relating to or used in the business or operations of each of the Stations, including those listed on Schedule 3.1(g) and any additions thereto or renewals thereof between the date hereof and the Closing Date.

              "Final Order" means written action or order issued by the FCC setting forth the FCC Consents (without the inclusion of any adverse conditions affecting Buyer's operation or ownership of the Stations) and (a) which has not been reversed, stayed, enjoined, set aside, annulled, or suspended and (b) with respect to which (i) no requests have been filed for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and for the FCC to set aside the action on its own motion has expired or (ii) in the event of review, reconsideration, or appeal, such review, reconsideration, or appeal has been denied and the time for further review, reconsideration, or appeal has expired.

              "Financial Statements"has the meaning set forth in Section
3.1(f).

              "GAAP" means generally accepted accounting principles in the United States.

              "General Partner" means Broadcast Management Corporation, a Delaware corporation, and its successors and assigns.

              "Governmental Entity" means any governmental department, commission, board, bureau, agency, court or other instrumentality of the United States or any state, county, parish or municipality, jurisdiction, or other political subdivision thereof.

              "Hazardous Substances" has the meaning set forth in Section
3.1(n).

              "Holdback Amount" has the meaning set forth in Section 11.5.

             "HSR Act" has the meaning set forth in Section 3.1(e).

              "Indemnification Escrow Agreement" means the Indemnification Escrow Agreement among Seller, Buyer, and Escrow Agent substantially in the form attached hereto as Exhibit G.

              "Indemnified Costs" means the Buyer Indemnified Costs or the Seller Indemnified Costs, as the case may be.

              "Indemnified Parties" means the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be.

              "Indemnifying Party" means any person who is obligated to provide indemnification hereunder.

              "Intellectual Property" has the meaning set forth in Section
2.1(f).

              "Know-how" means all plans, ideas, concepts and data, research records, all promotional literature, customer and supplier lists and similar data and information and all other confidential or proprietary technical and business information.

              "Knowledge" means, with respect to a specified party hereto, the actual knowledge of such party, together with such additional knowledge as would be acquired by a reasonable person upon conducting reasonable and diligent inquiry concerning the subject matter in question.

              "Leased Real Property" means all of the Seller's leasehold interests, easements, licenses, rights to access and rights-of-way which are used in the business and operations of the Stations, including those interests which are identified and described in Schedule 3.1(k) together with any addition or permitted deletion thereto between the date hereof and the Closing Date.

              "Licenses" means the FCC Licenses and all other Permits issued by any Governmental Entity to Seller and that are used in the business and operations of either Station, including those listed on Schedule 3.1(g) with any additions thereto and renewals thereof between the date hereof and the Closing Date.

              "Liens" has the meaning set forth in Section 3.1(m).

              "LMA" has the meaning set forth in Section 7.9.

              "LMA Commencement Date" means the Commencement Date referred to in the LMA.

              "Material Adverse Effect" means a material adverse effect on the business, operations, properties (taken as a whole), condition (financial or otherwise), results of operations, assets (taken as a whole), liabilities, or prospects of Seller.

              "Non-Competition Agreement" means the Non-Competition Agreement between Buyer and Seller substantially in the form of Exhibit C.

              "Original Deposit Letter of Credit" means the certain original, irrevocable letter of credit in favor of Seller and the Escrow Agent issued by Bankers Trust Company for the sum of $1,750,000, substantially in the form of Exhibit A, and held in accordance with the provisions of the Deposit Escrow Agreement, and any substitute letter of credit issued in that amount in accordance with Section 4(b) of the Deposit Escrow Agreement.

              "Owned Real Property" means the real property owned in fee by the Real Property Owners and described in Schedule 3.1(j), and all buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges, and appurtenances pertaining or belonging thereto, including any right, title, and interest of Seller in and to any street or other property adjoining any portion of such property.

              "Patents" means all patent and patent applications (including all reissues, divisions, continuations, continuations-in-part, renewals, and extensions of the foregoing) owned by Seller.

              "Permits" has the meaning set forth in Section 3.1(n).

              "Permitted Encumbrances" means (a) statutory liens for current taxes not yet due and payable, (b) in the case of leases of real property, agreements with, and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits, or other entitlements of various types issued by, city, county, state, and federal governmental bodies or agencies, necessary or beneficial to the continued use and occupancy of the Assets or the continuation of the operation of each of the Stations, (c) mechanics', carriers', workers', repairers', and other similar liens imposed by law arising or incurred in the ordinary course of business for obligations not yet due, (d) in the case of leases of vehicles, rolling stock, and other personal property, encumbrances, which do not, individually or in the aggregate, materially impair the operation of the business at the facility at which such leased equipment or other personal property is located, and (e) other liens, charges or encumbrances incidental to the operation of the Stations or the ownership of the Assets which were not incurred in connection with the borrowing of money or the advance of credit which in the aggregate do not materially detract from the value of the Assets or materially interfere with the use thereof or the operation of the Stations.

              "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

              "Personal Property" means all of the machinery, equipment (including the transmitter and studio equipment), computer programs, computer software, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventories, supplies, plant, spare parts, and other tangible or intangible personal property which are owned or leased by Seller for any Station and which are used or held for use in the business or operations of the Stations, including the personal property which is listed on
Schedule 3.1(l) hereto, together with any additions thereto between the date hereof and the Closing Date less any dispositions made in accordance with
Section 4.1.

              "Purchase Price" means the consideration payable by Buyer to Seller as provided in Section 2.3 hereof.

              "Real Property" means the Leased Real Property and the Owned Real Property.

              "Released Claims" has the meaning set forth in Section 10.2(b).

              "Schedules" means the Schedules attached hereto.

              "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

              "Seller" has the meaning set forth in the first paragraph of this Agreement.

              "Seller Indemnified Costs" shall mean: (a) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) which any of the Seller Indemnified Parties incur and arise out of any breach or default by Buyer of any of the representations, warranties, covenants, or agreements under this Agreement or any agreement or document executed in connection herewith; (b) any and all obligations or liabilities of Seller relating to the Station expressly assumed by Buyer pursuant to Section 2.5; (c) any and all losses, liabilities, or damages resulting from Buyer's operation or control of the Stations on and after the Closing Date, including any and all liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring after the Closing Date; and (d) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing.

              "Seller Indemnified Parties" shall mean Seller, each partner of Seller and each officer, director, employee, consultant, stockholder, and Affiliate of the general partner of Seller.

              "Seller Negative Trade Balance" has the meaning set forth in
Section 4.2.

              "Station" has the meaning set forth in the first recital hereto.

              "Station Event" has the meaning set forth in Section 9.1.

              "Station Licenses" has the meaning set forth in Section 3.1(g).

              "Station Management" has the meaning set forth in Section 4.1(b).

              "Substitute Deposit Letter of Credit" means that certain original, irrevocable letter of credit in favor of Seller and the Escrow Agent issued by Bankers Trust Company or another lender reasonably acceptable to Seller for the sum of $2,625,000 and held in accordance with the provisions of the Deposit Escrow Agreement, and any substitute letter of credit issued in that amount in accordance with Section 4(b) of the Deposit Escrow Agreement. An increase in the amount of the Original Deposit Letter of Credit to $2,625,000 shall constitute the issuance of a Substitute Deposit Letter of Credit.

              "Taxes" means taxes, charges, fees, imposts, levies, interest, penalties, additions to tax or other assessments or fees of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and customs duties, imposed by any Governmental Entity and any payments with respect thereto required under any tax-sharing agreement.

              "Tax Returns" means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

              "Title Commitment" means the commitment to issue an owner's title policy as provided in Section 8.2(e).

              "Title Company" means Chicago Title Insurance Company or such other title insurance company reasonably acceptable to Buyer and Seller.

              "Trade Deals" means the exchanges by a Station of its advertising time for goods or services, other than in connection with the licensing of programs and programming material.

              "Trademarks" means (a) trademarks, service marks, trade names, trade dress, labels, logos, and all other names and slogans associated with any products or embodying the goodwill of the business of the Stations, whether or not registered, and any applications or registrations therefor and (b) any associated goodwill incident thereto owned by Seller.

              "Trading Event" has the meaning set forth in Section 9.1.

              "Transaction Documents" has the meaning set forth in Section
3.1(d).

              "Voting Debt" has the meaning set forth in Section 3.1(c).

              "Warranty Deed" means an Iowa general warranty deed in form and substance reasonably acceptable to the Buyer and the Title Company pursuant to which Seller conveys to Buyer the Owned Real Property at the Closing.

       1.2. REFERENCES AND TITLES. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder," " and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section" and "this subsection" and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

                                   ARTICLE II

                          SALE AND PURCHASE OF ASSETS

       2.1. AGREEMENT TO SELL AND BUY. Subject to the terms and conditions set forth in this Agreement, Seller shall sell, assign, transfer and deliver to Buyer on the Closing Date, and Buyer shall purchase on the Closing Date, all of the Assets, free and clear of any Liens or liabilities (except for Permitted Encumbrances and liabilities assumed by Buyer in accordance with Section 2.5). The Assets to be assigned, transferred and delivered by Seller hereunder shall include the following:

              (a)    The Personal Property;

              (b)    The Leased Real Property;

              (c)    The Owned Real Property;

              (d)    The Licenses and Permits;

              (e)    The Assumed Contracts;

              (f) To the extent assignable, all Trademarks, Know-how, copyrights, copyright registrations and applications for registration, Patents and all other intellectual property rights whether registered or not, licensed to or owned by the Seller relating to the business or operations of each Station, including the call letters of each of the Stations and the goodwill related to the foregoing (the "Intellectual Property");

              (g) Each of the Station's technical information and data, machinery and equipment warranties (to the extent such warranties are assignable), if any, maps, plans, diagrams, blueprints and schematics relating to such Station, if any, including filings with the FCC which relate to such Station, and goodwill relating to the foregoing;

              (h) All books and records relating to the business and operation of any of the Stations (excluding those described in Section 2.2(b)), including (i) executed copies of the Assumed Contracts, or if no executed agreement exists, summaries of such Assumed Contracts transferred pursuant to clause (e) above and (ii) all records required by the FCC to be kept by the Stations, subject to the right of Seller to copy and have such books and records made reasonably available to Seller for tax and other legitimate partnership or corporate purposes for a period of six years after the Closing;

              (i) To the extent assignable, all computer programs and software, and all rights and interests of Seller in and to computer programs and software used in connection with the business or operations of any of the Stations;

              (j) Except for claims relating to Taxes, all rights and claims of Seller whether mature, contingent or otherwise, against third parties relating to the Assets (other than the Excluded Assets) or the Stations, whether in tort, contract, or otherwise, including, without limitation, causes of action, unliquidated rights and claims under or pursuant to all warranties, indemnities, representations and guarantees made by manufacturers, suppliers, vendors, sellers, transferors or predecessors; and

              (k) All intangible assets of Seller relating to any of the Stations or the business or operation of any Station not specifically described above, including goodwill, and all other assets, other than the Excluded Assets, used or held for use in connection with the Stations and the business of the Seller.

       2.2. EXCLUDED ASSETS. The Excluded Assets shall consist of the following:

              (a) Seller's cash on hand as of the Closing Date and all other cash in any of Seller's bank or savings accounts; notes receivable, letters of credit or other similar items of Seller; any stocks, bonds, certificates of deposit and similar investments of Seller and any other cash equivalents of Seller;

              (b) Seller's partnership books and other books and records relating solely to internal partnership matters and any other books and records not related to the Stations or their respective business or operations;

              (c)    Any claims, rights and interest of Seller in and to any
       (i) refunds of Taxes or fees of any nature whatsoever or (ii) deposits or utility deposits, in each case which relate solely to the period prior to the Closing Date;

              (d) All insurance contracts, including the cash surrender value thereof, and all insurance proceeds or claims made by Seller relating to property or equipment repaired, replaced or restored by Seller prior to the Closing Date;

              (e) All Employee Benefit Plans and all assets or funds held in trust, or otherwise, associated with or used in connection with the Employee Benefit Plans;

              (f) Except for the Choses in Action included in the Assets described in Section 2.1, all Choses in Action of Seller which existed on or prior to the Closing Date and which relate entirely to the period prior to the Closing Date;

              (g)    The Accounts Receivable;

              (h) All tangible and intangible personal property disposed of or consumed in the ordinary course of business between the date of this Agreement and the Closing Date, or as otherwise permitted under the terms hereof; and

              (i) Any collective bargaining agreement, any other Contract not included in the Assumed Contracts and all Contracts that have terminated or expired prior to the Closing Date in the ordinary course of business and as permitted hereunder.

       2.3.   PURCHASE PRICE.  Subject to the adjustments set forth in Section
2.4 and 2.5(b), the Purchase Price for the Assets is Thirty-Five Million Dollars ($35,000,000).

       2.4.   ADJUSTMENTS AND PRORATIONS.

              (a) All revenues arising from the operation of the Stations earned or accrued up until 11:59 p.m. on the day prior to the Closing Date, and all expenses, costs and liabilities, arising therefrom incurred, accrued or payable up until such time, including expenses arising under the Assumed Contracts, tower rentals, business and license fees, utility charges, real and personal property Taxes levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, other Taxes, wages, salaries, vacation, sick and employee compensation pay shall be prorated between Buyer and Seller in accordance with the principle that (i) Seller shall receive all revenues, refunds and deposits of Seller held by third parties, and shall be responsible for all expenses, costs and liabilities incurred, payable or allocable to the conduct of the business and operations of the Stations for the period ending at 11:59 p.m. on the day prior to the Closing Date and (ii) Buyer shall receive all revenues earned or accrued and shall be responsible for all expenses, costs and liabilities incurred, payable or allocable to the conduct of the business and operations of the Stations for the period commencing on and continuing after the Closing Date. An adjustment of the Purchase Price and proration shall be made in favor of Buyer to the extent that Buyer assumes any liability under any Assumed Contract to refund (or to credit against payments otherwise due) any security deposit or similar prepayment paid to Seller by any lessee or other third party which is not otherwise credited to Buyer. Subject to Buyer's receipt of appropriate estoppel certificates, an adjustment of the Purchase Price and proration shall be made in favor of Seller to the extent that Seller has made (A) any security deposit under any Assumed Contract whether or not there is a proration under such Assumed Contract or (B) other prepayment under any Assumed Contracts for which there is a proration. Subject to the terms of the LMA, Seller shall be liable for all of the costs of employee compensation relating to each of the Stations properly attributable to or accruable on account of service with the Seller through 11:59 p.m. on the date prior to the Closing Date, including (1) all Taxes and related contributions, vacations and sick pay and (2) all group medical, dental or death benefits for expenses incurred, related to or arising from, events occurring on or prior to 11:59 p.m. on the date prior to the Closing Date, or death or disability occurring on or prior to 11:59 p.m. on the date prior to the Closing Date, whether reported by the Closing Date or thereafter. Subject to the terms of the LMA, Buyer will be liable for all of the costs of employee compensation relating to each of the Stations, properly attributable or accruable on or after the Closing Date on account of service with Buyer. Except as provided in Section 2.5(b), Trade Deals shall not be adjusted or pro rated.

              (b) Adjustments or prorations pursuant to this Section 2.4 will, insofar as feasible, be determined and paid on the Closing Date based upon Seller's good faith calculation delivered to Buyer five days prior to the Closing Date and reasonably approved by Buyer, with final settlement and payment by the appropriate party occurring no later than 60 days after the Closing Date. Within 60 days after the Closing Date, Buyer shall submit to Seller its good faith determination of the adjustments or prorations required by this Section 2.4. Buyer's determination of the amount of adjustment under this Section 2.4 shall be made in accordance with GAAP, consistently applied. If Seller disagrees with the determination made by Buyer of the adjustment, Seller shall give prompt written notice thereof, but in no event later than 20 days after notice of Buyer's determination, specifying in reasonable detail the nature and extent of the disagreement, and Buyer and Seller shall have a period of 30 days in which to resolve the disagreement. If the parties are unable to resolve the disagreement within the 30-day period, the matter shall be submitted to Coopers & Lybrand L.L.P., an independent certified public accounting firm, which accounting firm shall be directed to submit a final resolution within 30 days. The accounting firm's determination shall be binding on Buyer and Seller. Each party shall bear the fees and expenses of its own representatives, including its independent accountants, if any, and shall share equally the fees and expenses of Coopers & Lybrand, L.L.P., if engaged, to resolve any disagreement between the parties. Within five business days following a final determination hereunder, the party obligated to make payment will make the payments determined to be due and owing in accordance with this Section 2.4.

       2.5. ASSUMPTION OF LIABILITIES AND OBLIGATIONS. (a) Subject to the provisions of Section 7.9, as of the Closing Date, Buyer shall assume and undertake to pay, discharge and perform all the obligations and liabilities of Seller relating to each Station under the Licenses and the Assumed Contracts assumed by Buyer relating to the time period beginning on or arising out of events occurring on or after the Closing Date. Subject to the provisions of the LMA, all other obligations and liabilities of Seller, including (i) obligations or liabilities under any contract not included in the Assumed Contracts, (ii) obligations or liabilities under any Assumed Contract for which a Consent, if required, has not been obtained as of the Closing, (iii) any obligations and liabilities arising under the Assumed Contracts that relate to the time period prior to the Closing Date or arise out of events occurring prior to the Closing Date and (iv) any forfeiture, claim or pending litigation or proceeding relating to the business or operations of any of the Stations prior to the Closing Date, shall remain and be the obligation and liability solely of Seller. Other than as specified in the first sentence of this
Section 2.5, Buyer shall assume no liabilities or obligations of Seller and shall not be liable therefor.

              (b) Schedule 2.5(b) contains a list of all of the Trade Deals in effect as of October 31, 1996 and correctly sets forth the balance, in dollar value, of either (i) the Seller's obligations to the other party under each such Trade Deal (reflected as a negative balance on Schedule 2.5(b)) or
(ii) the amount due (reflected as a positive balance on Schedule 2.5(b)) Seller under such Trade Deal. On the Closing Date, Buyer shall assume the Trade Deals listed on Schedule 2.5(b) and Seller's obligations under (A) the Trade Deals listed on Schedule 2.5(b) to the extent that the goods or services to be provided by the advertisers pursuant to such Trade Deals are solely used or useful in connection with the business or operations of any Station and (B) all Trade Deals entered into by Seller between the date hereof and the Closing Date with the consent of Buyer; provided, however, if, as of the Closing Date, the obligation of Seller for air time due another party pursuant to all Trade Deals to be assumed by Buyer exceeds $100,000 in the aggregate, then the amount of such excess shall be considered a pre-Closing Date operating expense of Seller that shall serve as a reduction of the Purchase Price in accordance with
Section 2.4(a).  The Trade Deals assumed by Buyer pursuant to the terms of this
Section 2.5(b) shall be considered Assumed Contracts.

       2.6. ALLOCATION. Within 30 days after the Closing Date, Seller and Buyer shall negotiate in good faith an allocation of the Purchase Price, among the Assets that complies with Section 1060 of the Code with respect to the allocation of the Purchase Price (as well as any liabilities assumed by Buyer). If the allocation is not agreed upon within 30 days after the Closing, then Buyer and Seller agree that the allocation shall be made and consistently reported by Buyer and Seller in compliance with Section 1060 based upon an asset valuation supplied by Broadcast Investment Analysts. The cost of such appraisal shall be shared equally by Buyer and Seller. Buyer will order such appraisal from Business Investment Analysts on or after such date as the FCC Consents have been placed on public notice. The appraisal, if required, shall be provided to Seller within 45 days after the Closing Date.

       2.7. EARNEST MONEY. (a) Concurrently with the execution of this Agreement, Buyer shall deposit the Original Deposit Letter of Credit in an escrow account with the Escrow Agent to be held in escrow in accordance with the Deposit Escrow Agreement.

              (b) No later than the earlier of (i) the LMA Commencement Date or (ii) March 1, 1997, Buyer shall deposit the Substitute Deposit Letter of Credit in such escrow account with the Escrow Agent to be held in escrow in accordance with the Deposit Escrow Agreement and, effective upon such deposit, the Original Deposit Letter of Credit shall be returned to Buyer for cancellation.

              (c) Subject to satisfaction of the conditions to the obligations set forth in Article VIII, at the Closing, Seller shall instruct the Escrow Agent to release and return the Deposit Letter of Credit to Buyer for cancellation.

              (d) If this Agreement is terminated as provided in Section 10.1, Buyer and Seller shall instruct the Escrow Agent to release the Deposit Letter of Credit to Buyer or to Seller, all as provided in Section 10.2.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

       3.1. REPRESENTATIONS AND WARRANTIES REGARDING SELLER. Seller represents and warrants to Buyer as follows (with the understanding that Buyer is relying on such representations and warranties in entering into and performing this Agreement and subject to the provisions of Section 7.9).

              (a) Organization, Good Standing, Etc. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each state listed on Schedule 3.1(a), which states represent every jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect. Seller has delivered to Buyer true and complete copies of the Agreement of Limited Partnership of Seller, as in effect at the date of this Agreement. Seller is not in violation of any provisions of its Agreement of Limited Partnership.

              (b) Subsidiaries of Seller. Seller does not own, directly or indirectly, any of the capital stock of, or other equity interest in, any other corporation, partnership, or other person or have the right, pursuant to a contract or otherwise, to acquire any capital stock, equity interest or other similar investment in any corporation, partnership, or other person.

              (c) Partners. The General Partner is the sole general partner of Seller and it has the complete right and authority to manage the business and operations of Seller and to bind Seller subject to the limitations set forth in the Agreement of Limited Partnership. The equity interests of Seller consist of the following classes of partnership interests of Seller: General Partner Interest, Class A Limited Partner Interest, Class B Limited Partner Interest, Class C Limited Partner Interest, Class D Limited Partner Interest.
Schedule 3.1(c) is a complete and accurate list of each partner of Seller which accurately sets forth the class of partnership interest owned by such partner. The percentage interest set forth opposite the name of each partner on Schedule 3.1(c) accurately reflects such partner's interest in Seller. As of the date hereof, there are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote ("Voting Debt") on any matters on which the General Partner or holders of limited partner interests of Seller may vote. All the issued limited partner interests of Seller are duly and validly issued, are not subject to further capital calls or assessments and have not been issued in violation of any preemptive or similar rights. Except as set forth on Schedule 3.1(c), there are no options, warrants, calls, rights, commitments, or agreements of any character to which Seller is a party or by which Seller is bound obligating Seller to issue, deliver, or sell, or cause to be, delivered or sold, additional equity interests in Seller or any Voting Debt of Seller, or obligating Seller to grant, extend, or enter into any such option, warrant, call, right, commitment, or agreement. There are no outstanding contractual obligations of Seller to repurchase, redeem, or otherwise acquire any equity interests in Seller.

              (d) Authority. Seller has all requisite power and authority to enter into this Agreement, the Deposit Escrow Agreement, the Bill of Sale and Assignment, the Assumption Agreement, the Indemnification Escrow Agreement, the Non-Competition Agreement, the LMA Agreement and each other agreement, document, and instrument required to be executed by Seller in accordance herewith (collectively, the "Transaction Documents") and to consummate the transactions contemplated hereby or thereby. The execution and delivery of the Transaction Documents by Seller and the consummation by Seller of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of Seller, including, without limitation, the approval of the holders of at least a majority of the outstanding Voting Partnership

Units (as such term is defined in the Agreement of Limited Partnership). The Transaction Documents have been, or upon execution and delivery will be, duly executed and delivered and constitute the valid and binding obligations of Seller enforceable against it in accordance with their terms, subject as to enforceability to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

              (e) No Conflict; Required Filings and Consents. The execution and delivery of the Transaction Documents by Seller do not and the performance by Seller of the transactions contemplated hereby or thereby will not, subject to obtaining the consents, approvals, authorizations, and permits and making the filings described in this Section 3.1(e), (A) violate, conflict with, or result in any breach of any provision of the Agreement of Limited Partnership,
(B) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change of control of Seller or otherwise) any obligation, or result in the loss of any benefit, or give any person the right to require any security to be repurchased, or give rise to the creation of any lien, charge, security interest, or encumbrance upon any of the Assets under any of the terms, conditions, or provisions of any loan or credit agreement, note, bond, mortgage, indenture, or deed of trust, or any license, lease, agreement, or other instrument or obligation to which Seller is a party or by which it or any of the Assets may be bound or subjected, or (C) violate any order, writ, judgment, injunction, decree, statute, law, rule, or regulation, of any Governmental Entity applicable to Seller or by which or to which any of the Assets is bound or subject. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity is required by or with respect to Seller in connection with the execution and delivery of the Transaction Documents by Seller or the consummation of the transactions contemplated hereby or thereby, except for (1) the filing of a premerger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (2) the FCC Consents as contemplated by Section 7.1 hereof.

              (f) Reports; Financial Statements; Absence of Certain Changes or Events.

                     (i) Seller has filed all forms, reports, statements, and other documents required to be filed with the FCC. Seller has filed all forms, reports, statements, and other documents required to be filed with any and all other Governmental Entities, except where the failure to file any such form, report, statement or other document would not have a Material Adverse Effect. All such forms, reports, statements and other documents required to be filed with the FCC or any other Governmental Entity are referred to herein, collectively, as the "Company Reports"). The Company Reports were prepared in accordance with the requirements of applicable law.

                     (ii) Seller has delivered to Buyer copies of (A) the audited balance sheets of Seller as of December 31, 1994 and December 31, 1995, together with the related audited statements of income, cash flows and changes in partners' equity of Seller for the periods then ended, and the notes thereto, accompanied by the reports thereon of CPA, and (B) the unaudited balance sheet of Seller as of September 30, 1995 and September 30, 1996, together with the related unaudited statements of income, cash flow and changes in partners' equity for the periods then ended (such audited and unaudited financial statements collectively being referred to as the "Financial Statements"). The Financial Statements, including the notes thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP) and present fairly the consolidated financial position, results of operations, and changes in partners' equity and cash flows of Seller as of such dates and for the periods then ended.

                     (iii) Except as disclosed in Schedule 3.1(f), there is no liability or obligation of any kind, whether accrued, absolute, fixed, contingent, or otherwise, of Seller that is not reflected or reserved against in the balance sheet for the nine months ended September 30, 1996 (the "Balance Sheet"), other than (A) liabilities incurred in the ordinary course of business in a manner consistent with past practice since September 30, 1996 (the "Balance Sheet Date"), or (B) any such liability or obligation which would not be required to be presented in financial statements or the notes thereto prepared in conformity with GAAP applied, in a manner consistent with past practice, in the preparation of the Financial Statements.

                     (iv) Except as disclosed in Schedule 3.1(f), since the Balance Sheet Date, Seller has conducted its business only in the ordinary course consistent with past practice and nothing has occurred that would have been prohibited by Section 4.1 if the terms of such section had been in effect as of and after the Balance Sheet Date. From September 30, 1996 until the date of this Agreement, there has not occurred, and Seller has not incurred or suffered, any event, circumstance, or fact that could result in a Material Adverse Effect. Additionally, since September 30, 1996, there has not occurred, and Seller has not incurred or suffered, any event, circumstance, or fact that materially impairs the physical assets at the Stations. To the Knowledge of Seller, there are no pending or proposed statutes, rules, or regulations, nor any current or pending developments or circumstances, which would have a Material Adverse Effect.

              (g)    Compliance with Applicable Laws: FCC Matters.

                     (i) The business of Seller has been conducted in compliance with each Applicable Law. No investigation or review by any Governmental Entity with respect to Seller is pending or, to the Knowledge of Seller, threatened. Without limiting the generality of the foregoing, Seller has complied with the Communications Act of 1934, as amended, and all material rules, regulations and written policies of the FCC thereunder (collectively, the "Communications Act"), all obligations with respect to equal employment opportunity under Applicable Law, and all material rules and regulations of the Federal Aviation Administration applicable to the towers used by the Stations. In addition, Seller has duly and timely filed, or caused to be so filed, with the FCC and other appropriate Governmental Entities all reports, statements, documents, registrations, filings, or submissions with respect to the operation of the Stations and the ownership thereof, including, applications for renewal of authority required by Applicable Law to be filed except, in the case of filings with Governmental Entities other than the FCC, where the failure to duly or timely file such reports, statements, documents, registrations, filings, or submissions would not have a Material Adverse Effect. All such FCC filings complied with Applicable Laws when made and no deficiencies have been asserted with respect to any such filings. The material required by 47 C.F.R. Section 73.3526 to be kept in the public inspection files of the Stations is in such files.

                     (ii) Schedule 3.1(g) is a true and complete list of (A) all of the FCC Licenses, including the expiration dates thereof, as of the date of this Agreement and (B) all other material licenses, permits, or authorizations issued to Seller by any other Governmental Entities and held by them as of the date of this Agreement. Such FCC Licenses, licenses, permits, and authorizations, and all applications for modification, extension, or renewal thereof or for new licenses, permits, permissions, or authorizations, are collectively referred to herein as the "Station Licenses." Schedule 3.1(g) accurately lists the legally authorized holder(s) of the Station Licenses. The Station Licenses constitute all the licenses, permits and authorizations required for the operation of the Stations and the business of Seller, and each of the Station Licenses is in full force and effect. The Stations have been operated in accordance with the terms of the Station Licenses in all material respects and the Seller is otherwise in compliance with, and has conducted its business so as to comply with, the terms of the respective Station Licenses. There are no proceedings pending or, to the Knowledge of Seller, threatened with respect to Seller's ownership or operation of the Stations which reasonably may be expected to result in the revocation, material adverse modification, non-renewal, or suspension of any of the Station Licenses, the denial of any pending applications for Station Licenses, the issuance against Seller of any cease and desist order, or the imposition of any administrative actions by the FCC or any other Governmental Entity with respect to the Station Licenses, or which reasonably may be expected to adversely affect the Stations' ability to operate as currently operated or Buyer's ability to obtain control of the Station Licenses. To the Knowledge of Seller, no other broadcast station or radio communications facility is causing interference to the Stations' transmissions beyond that which is allowed by FCC rules and regulations. Seller has no logical reason to believe that the FCC will not renew the Station Licenses issued by the FCC in the ordinary course of business. To the Knowledge of Seller, there are no facts relating to Seller under the

       Communications Act that reasonably may be expected to disqualify Seller from transferring control of the Station Licenses pursuant to the terms of this Agreement or that would prevent the consummation by Seller of the transactions contemplated by this Agreement.

              (h) Absence of Litigation. Except as set forth on Schedule 3.1(h), there is no claim, action, suit, inquiry, judicial, or administrative proceeding, grievance, or arbitration pending or, to the Knowledge of Seller, threatened against Seller or any of the Assets by or before any arbitrator or Governmental Entity, nor are there any pending or unfunded settlements or any investigations relating to Seller or any of the Assets pending or, to the Knowledge of Seller, threatened by or before any arbitrator or Governmental Entity. Except as set forth in Schedule 3.1(h), there is no judgment, decree, injunction, order, determination, award, finding, or letter of deficiency of any Governmental Entity or arbitrator outstanding against Seller or any of the Assets. There is no action, suit, inquiry, judicial, or administrative proceeding pending or, to the Knowledge of Seller, threatened against Seller relating to the transactions contemplated by this Agreement.

              (i) Insurance. Since its organization on January 1, 1995, Seller has been insured against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Schedule 3.1(i) sets forth an accurate summary of all fire, general liability, errors and omissions liability, theft, and other forms of insurance
and all fidelity bonds held by or applicable to Seller.   Except as set forth
on Schedule 3.1(i), the policies of general liability, errors and omissions liability, fire, theft, and other insurance maintained with respect to the operations, assets, or business of Seller provided adequate coverage against loss. To the Knowledge of Seller, no event has occurred, including the failure by Seller to give any notice or information or the delivery of any inaccurate or erroneous notice or information, which limits or impairs the rights of Seller under any such insurance policies in such a manner as could have a Material Adverse Effect. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been canceled within the last two years prior to the date hereof.

              (j) Owned Real Property. Schedule 3.1(j) contains an accurate description of all the Owned Real Property. Seller has good and marketable, fee simple, absolute title in and to the Owned Real Property. Seller has sufficient title to such easements, rights of way and other rights appurtenant to each of the Owned Real Properties as are necessary to permit ingress and egress to and from the Owned Real Property to a public way and the improvements on the Owned Real Property have access to such, sewer, water, gas, electric, telephone and other utilities as are necessary to allow the business of the Seller to be operated in the ordinary course. There is no pending condemnation or similar proceeding affecting the Owned Real Property or any portion thereof, and to the Knowledge of Seller, no such action is threatened. The improvements located on the Owned Real Property are in sufficiently good condition (except for ordinary wear and tear) to allow the business of the Seller to be operated in the ordinary course and there has been no damage to such improvements that affects the conduct of such business in any material respect that has not been repaired or remedied. Except as set forth on Schedule 3.1(j), there are no lessees or tenants at will in possession of any portion of any of the Owned Real Property other than Seller, whether as lessees, tenants at will, trespassers or otherwise. No zoning, building or other federal, state or municipal law, ordinance, regulation or restriction is violated in any material respect by the continued maintenance, operation or use of the Owned Real Property or any tract or portion thereof or interest therein in its present manner. The current use of the Owned Real Property and all parts thereof does not violate any restrictive covenants of record affecting any of the Owned Real Property. All necessary Licenses by any Governmental Authority with respect to the Owned Real Property have been obtained, have been validly issued and are in full force and effect.

              (k) Leased Real Property. Schedule 3.1(k) contains an accurate description of all the leasehold interests relating to the business and operations of each of the Stations as now conducted. Except as otherwise disclosed on Schedule 3.1(k) Seller is not, and to the Knowledge of the Seller, no other party is, in material default under any lease described in Schedule 3.1(k). Subject to obtaining the Consents disclosed in Schedule 3.1(k), Seller has the full legal power and authority to assign its rights under the leases listed in Schedule 3.1(k) to Buyer. All leasehold interests listed in Schedule 3.1(k) (including the improvements thereon) are available for immediate use in the conduct of the business and operations of each of the Stations as currently conducted.

              (l) Personal Property. Schedule 3.1(l) contains a description of the items of Personal Property (having a replacement cost of not less than $10,000 for each item) which comprise all Personal Property used or held for use in connection with the business and operations of the Stations or which permits the operation of the Stations as now conducted. Except as set forth on
Schedule 3.1(l), Seller has good title to, or a valid leasehold or license interest in, all Personal Property and none of the Personal Property is subject to any Lien or other encumbrances, except for Permitted Encumbrances. Seller is not, and to the Knowledge of the Seller, no other party is, in material default under any of the leases, licenses and other Contracts relating to the Personal Property. Except as otherwise disclosed in Schedule 3.1(l), the Personal Property (i) is in good operating condition and repair (ordinary wear and tear excepted), (ii) is available for immediate use in the business and operation of each of the Stations as currently conducted, and (iii) permits each of the Stations to operate in accordance with the terms of their respective FCC Licenses, and the rules and regulations of the FCC, and with all other applicable federal, state and local statutes, ordinances, rules and regulations.

              (m) Liens and Encumbrances. Except as set forth on Schedule 3.1(m), all of the Assets, including leases, are free and clear of all liens, pledges, claims, security interests, restrictions, mortgages, tenancies, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments, and other burdens, options or encumbrances of any kind (collectively, "Liens") except (i) statutory Liens securing payments not yet delinquent or the validity of which are being contested in good faith by appropriate actions, (ii) Liens for taxes not yet delinquent, (iii) Liens reflected in the Balance Sheet (which have not been discharged), (iv) Liens which in the aggregate do not materially detract from the value for use for broadcasting purposes or materially impair the present and continued use of the properties or assets subject thereto in the usual and normal conduct of the business of the Stations, and (v) Liens on leases arising from the provisions of such leases.

              (n) Environmental Matters. Except as set forth on Schedule 3.1(n) or as described in any ESA listed thereon and delivered to Buyer with enough specificity that a reasonable person reading such description would understand that the matter described was contrary to the following representations and warranties:

                     (i) The real property and facilities owned, operated, and leased by Seller and the operations of Seller thereon comply and have at all times complied with all Applicable Laws and rules of common law pertaining to the environment, natural resources, and public or employee health and safety, including all Environmental Laws;

                     (ii) No judicial proceedings are pending or, to the Knowledge of Seller, threatened against Seller alleging the violation of any Environmental Laws, and there are no administrative proceedings pending or, to the Knowledge of Seller, threatened against Seller, alleging the violation of any Environmental Laws and no notice from any Governmental Entity or any private or public person has been received by Seller claiming any violation of any Environmental Laws in connection with any real property or facility owned, operated or leased by Seller, or requiring any remediation, clean-up, modification, repairs, work, construction, alterations, or installations on or in connection with any real property or facility owned, operated or leased by Seller that are necessary to comply with any Environmental Laws and that have not been complied with or otherwise resolved to the satisfaction of the party giving notice;

                     (iii) All permits, registrations, licenses, approvals, authorizations, and the like ("Permits") required to be obtained or filed by Seller under any Environmental Laws in connection with Seller's operations, including, those activities relating to the generation, use, storage, treatment, disposal, release, or remediation of Hazardous Substances (as such term is defined in Section 3.1(n)(iv) hereof), have been duly obtained or filed, and Seller is and has at all times been in full compliance with the terms and conditions of all such Permits;

                     (iv) All Hazardous Substances used or generated by Seller or any of its predecessors on, in, or under any of the owned, operated, or leased real property or facilities are and have at all times been generated, stored, used, treated, disposed of, and released by such persons or on their behalf in such manner as not to result in any Environmental Costs or Liabilities. "Hazardous Substances" means
       (A) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, and toxic substances as those or similar terms are defined under any Environmental Laws; (B) any asbestos or any material which contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (C) PCBs, or PCB-containing materials, or fluids; (D) radon; (E) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or gaseous waste; (F) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; (G) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires environmental investigation, monitoring or remediation; and (H) any underground storage tanks, dikes, or impoundments as defined under any Environmental Laws. "Environmental Costs or Liabilities" means any losses, liabilities, obligations, damages, fines, penalties, judgments, settlements, actions, claims, costs and expenses (including, without limitation, reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants, and the costs of investigation or feasibility studies and performance of remedial or removal actions and cleanup activities) in connection with (1) any Environmental Laws, (2) order of, or contract of Seller with, any Governmental Entity or any private or public persons, or (3) any exposure of any person or property to Hazardous Substances;

                     (v) There are not now, nor have there been in the past, on, in or under any property or facilities when owned, leased, or operated by Seller or when owned, leased, or operated by any of its predecessors, any Hazardous Substances that are in a condition or location that violates any Environmental Law or that reasonably could be expected to require remediation under any Environmental Laws or give rise to claim for damages or compensation by any affected Person or to any Environmental Costs or Liabilities; and

                     (vi) Seller has not received, and to the Knowledge of Seller, does not expect to receive, any notification from any source advising Seller that: (A) it is a potentially responsible party under CERCLA or any other Environmental Laws; (B) any real property or facility currently or previously owned, operated, or leased by it is identified or proposed for listing as a federal National Priorities List ("NPL") (or state-equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") list (or state-equivalent) site; and (C) any facility to which it has ever transported or otherwise arranged for the disposal of Hazardous Substances is identified or proposed for listing as an NPL (or state-equivalent) site or CERCLIS (or state-equivalent) site.

              (o) Taxes. Seller has filed or caused to be filed all Tax Returns affecting the Stations or the Assets which are required to be filed by Seller, all such Tax Returns which have been filed are accurate and complete in all material respects, and Seller has timely paid all Taxes shown on such returns or on any Tax assessment received by Seller to the extent that such Taxes have become due. There are no Liens for Taxes upon the Stations or the Assets. Seller has not received notice of any Tax deficiency or delinquency. No Internal Revenue Service audit of Seller is pending or, to the Knowledge of Seller, threatened, and the results of any completed audits are properly reflected in the Financial Statements. All monies required to be withheld by Seller from employees or collected from customers for Taxes and the portion of any Taxes to be paid by Seller to governmental agencies or set aside in accounts for such purposes have been so paid or set aside, or such monies have been reserved against and entered upon the books and are reflected in the Financial Statements and Balance Sheet. For each taxable year or period not closed by the applicable statute of limitations, (i) Seller is properly classified as a partnership (and not as an association taxable as a corporation) for tax purposes, (ii) other than Assu Venture, FCPR and Natio Vie Developpement II, FCPR, Seller does not have a partner that is a "foreign partner" within the meaning of Section 1446(e) of the Code, and (iii) no partner of Seller, other than Assu Venture, FCPR and Natio Vie Developpement II, FCPR, is a "foreign person" within the meaning of Section 1445(f)(3) of the Code. There is no legal, administrative, or tax proceedings pursuant to which Seller is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the business of the Stations.

              (p)    Certain Agreements.

                     (i) Schedule 3.1(p) hereto lists each (A) employment or consulting Contract which is not terminable without liability or penalty on 30 days or less notice, (B) Contract under which any party thereto remains obligated to provide goods or services having a value, or to make payments aggregating, in excess of $50,000 per year, and (C) other Contract that is material to the operation of the Stations or to the Seller's business, in any such case to which Seller is a party or Seller or the Assets is bound. Each such Contract described in Schedule 3.1(p) or required to be so described is a valid and binding obligation of Seller and is in full force and effect without amendment. Seller and, to the Knowledge of Seller, each other party to such Contracts, has performed in all material respects the obligations required to be performed by it under such Contracts and is not (with or without lapse of time or the giving of notice, or both) in material breach or default thereunder. Schedule 3.1(p) identifies, as to each such Contract listed thereon, whether the consent of the other party thereto is required in order for such Contract to continue in full force and effect upon the consummation of the transactions contemplated hereby or whether such Contract can be canceled by the other party without liability to such other party due to the consummation of the transactions contemplated hereby. A complete copy of each written Contract and a description of each oral Contract set forth in Schedule 3.1(p) has been provided to Buyer.

                     (ii) Seller is not a party to any oral or written agreement, plan or arrangement with any employee or other station or broadcast personnel (whether an employee, consultant or an independent contractor) of Seller (A) the benefits of which are contingent, or the terms of which are materially altered, upon, or result from, the occurrence of a transaction involving Seller of the nature of any of the transactions contemplated by this Agreement, (B) providing severance benefits longer than forty-five days or other benefits after the termination of employment or other contractual relationship regardless of the reason for such termination and regardless of whether such termination is before or after a change of control, (C) under which any person may receive payments subject to the tax imposed by Section 4999 of the Code or (D) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

              (q)    ERISA Compliance; Labor.

                     (i) The present value of all accrued benefits (vested and unvested) under all the "employee pension benefit plans" as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which Seller or any other trades or businesses under common control within the meaning of Section 4001(b)(1) of ERISA with Seller (collectively, the "ERISA Group") maintains, or to which Seller or any member of the ERISA Group is or has been obligated to contribute (the "Pension Plans"), did not, as of the respective last annual valuation dates for such Pension Plans, exceed the value of the assets of such Pension Plan allocable to such benefits. None of such Pension Plans subject to Title IV of ERISA or any of their related trusts has been terminated or partially terminated. Neither Seller or any member of the ERISA Group has contributed or been obligated to contribute to any "multiemployer plan" as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA. Except as set forth on Schedule 3.1(q), there are no "employee benefit plans" within the meaning of Section 3(3) of ERISA or any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization, insurance, or other plan or arrangement or understanding providing benefits to any present or former employee or contractor of Seller or any member of the ERISA Group maintained by Seller or any member of the ERISA Group or as to which Seller or any member of the ERISA Group has any liability or obligation (collectively, "Employee Benefit Plans").

                     (ii) True, correct, and complete copies of each of the Employee Benefit Plans, and related trusts, if applicable, have been furnished to Buyer, along with the most recent report filed on Form 5500 and summary plan description with respect to each Employee Benefit Plan required to file Form 5500.

                     (iii) Seller is not a party to any collective bargaining agreement. Seller has not agreed to recognize any union or other collective bargaining representative, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any of its employees. Seller
       (A) is, and has been since January 1, 1995, in substantial compliance with all applicable laws regarding labor and employment, including laws regarding employment practices, terms and conditions of employment, equal employment opportunity, employee benefits, affirmative action, wages and hours, plant closing and mass layoff, occupational safety and health, immigration, and workers' compensation, (B) is not engaged, nor has it since January 1, 1995, engaged, in any unfair labor practices, and has no, and has not had since January 1, 1995, any, unfair labor practice charges or complaints before the National Labor Relations Board pending or, to the Knowledge of Seller threatened against it, (C) has no, and has not had since January 1, 1995, any, grievances, arbitrations, or other proceedings arising or asserted to arise under any collective bargaining agreement, pending or, to the Knowledge of Seller threatened, against it and (D) has no, and has not had since January 1, 1995, any, charges, complaints, or proceedings before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Entity responsible for regulating employment practices, pending, or, to Seller's Knowledge, threatened against it other than those listed in Schedule 3.1(q). There is no labor strike, slowdown, work stoppage or lockout pending or, to the Knowledge of Seller, threatened against or affecting Seller, and Seller has not experienced any labor strike, slowdown, work stoppage or lockout since January 1, 1995. To the Knowledge of Seller no union organizational campaign or representation petition is currently pending with respect to any of the employees of Seller.

              (r) Patents, Trademarks, Etc. Schedule 3.1(r) is a true and complete list of all of the Intellectual Property. Except as set forth on
Schedule 3.1(r), Seller owns or has the unencumbered right to use pursuant to a valid, binding, and enforceable license agreement or other contract or arrangement all such Intellectual Property. To the Knowledge of Seller, Seller is not infringing any such Intellectual Property, and Seller is not aware of any infringement by others of any of the Intellectual Property owned by Seller.

              (s) Affiliate Relationships. There are no contracts or other arrangements involving Seller in which any partner or Affiliate of Seller, or any officer, director, stockholder, or Affiliates of a partner, has a financial interest, including indebtedness to Seller.

              (t) Assets. The Assets and the Excluded Assets include all assets used or held for use in connection with the business and operations of the Stations as currently conducted.

              (u) No Dispositions. Since the Balance Sheet Date, there has not occurred any sale, lease, transfer, assignment, abandonment or other disposition of any of the assets of any Station other than any disposition of
(i) obsolete property, (ii) property in connection with the acquisition of replacement property of equal value, or (iii) assets having, in the aggregate, a value of less than $50,000 disposed of in the ordinary course of business and consistent with past practices.

              (v) Disclosure. No representation or warranty by Seller contained in this Agreement or in any certificate furnished pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

       3.2. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows (with the understanding that Seller is relying on such representations and warranties in entering into and performing this Agreement):

              (a) Organization Standing and Power. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

              (b) Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and any other agreements required to be entered into in connection herewith and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Buyer and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The execution, delivery and performance by Buyer of this Agreement and such other agreements and instruments contemplated hereby (with or without the giving of notice, the lapse of time, or both) does not (i) conflict with the Certificate of Incorporation or By-Laws of Buyer;
(ii) except for the necessity of obtaining applicable Consents, conflict with, result in a breach of, or constitute a default under any Applicable Law Known to Buyer or (iii) except for the necessity of obtaining applicable Consents, conflict with, result in a breach of, constitute a default under, permit any party to terminate, modify, accelerate the performance of or cancel the terms of, any material agreement, lease, instrument of indebtedness, or license to which Buyer is a party, or by which Buyer is bound, such that Buyer could not acquire or operate the Assets. No consent, approval, order, or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by it of the transactions contemplated hereby, except for (A) the filing of a premerger notification report under the HSR Act, (B) the consent of the FCC to the transfer of control of the Station Licenses pursuant to the terms of this Agreement (as contemplated by Section 7.1), and (C) applicable requirements, if any, of the Securities Act and the Exchange Act and the rules and regulations thereunder and state securities or blue sky laws.

              (c) Litigation. As of the date hereof, there is no action, suit, inquiry, judicial or administrative proceeding pending or, to the Knowledge of Buyer, threatened against it relating to the transactions contemplated by this Agreement.

              (d) FCC Matters. Buyer knows of no facts relating to it under the Communications Act that reasonably may be expected to disqualify it from obtaining control of the Station Licenses or that would prevent it from consummating the transactions contemplated by this Agreement. Buyer is able to certify on an FCC Form 315 that it is financially qualified.

              (e) Disclosure. No representation or warranty made by Buyer contained in this Agreement or in any certificate furnished by Buyer pursuant to this Agreement contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary, in the light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.


                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

       4.1. COVENANTS OF SELLER. Except as contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing and subject to the provisions of Section 7.9, from the date of this Agreement until the Closing, Seller covenants and agrees that Seller shall not:

              (a) conduct its business in any manner except in the ordinary course consistent with past practice; or

              (b) fail to use all commercially reasonable efforts to preserve intact Seller's present business organization and to keep available the services of its present officers, station managerial personnel (including the General Manager, Station Manager, General Sales Manager, Local Sales Manager, Programming Director, and Business Manager, or persons performing comparable duties, of each Station (collectively, the "Station Management")) and over-the-air employees or independent contractors and preserve its relationships with customers, suppliers and others having business dealings with it; or

              (c) fail to maintain the Assets in their current condition, except for ordinary wear and tear and damage by casualty governed by Section 7.7; or

              (d) fail to use all commercially reasonable efforts to maintain the present format of the Stations and with programming consistent with past practices; or

              (e) except for amendments, terminations (without payment of penalty or damages), renewals, or failures to renew (without payment of penalty or damages) of employment agreements with over-the-air personnel in the ordinary course of business and consistent with past practice (subject to prior consultation with Buyer reasonably in advance thereof), materially amend, terminate, or fail to use all commercially reasonable efforts to renew any material Contract (i.e., a contract or agreement of the type required to be described in Schedule 3.1(p)) (provided that Seller shall not be required to renew any material Contract on terms that are less favorable to Seller), or default in any material respect (or take or omit to take any action that, with or without the giving notice or passage of time, would constitute a material default) under any material Contract or enter into any new material Contract or amend the Agreement of Limited Partnership; or

              (f) merge or consolidate with or into any other legal entity, dissolve, or liquidate; or

              (g) adopt or amend any Employee Benefit Plan or collective bargaining agreement, or increase in any manner the compensation or fringe benefits of any Station Manager, officer, or employee or other station and broadcast personnel (whether employees or independent contractors), except as required by law; or

              (h) terminate any employee of any of the Stations (other than administrative personnel) without prior consultation with Buyer regarding the basis for such termination; or

              (i) acquire (including, without limitation, by merger, consolidation, or the acquisition of any equity interest or assets) or sell (whether by merger, consolidation, or the sale of an equity interest or assets), lease, or dispose of any Assets except in the ordinary course of business and consistent with past practice or, even if in the ordinary course of business and consistent with past practices (other than sales of surplus or obsolete equipment), whether in one or more transactions, in no event involving an Asset or Assets having an aggregate fair market value in excess of $50,000; or

              (j) mortgage, pledge, or subject to any Lien, other than Permitted Encumbrances, any of the Assets; or

              (k) except as required by GAAP, applicable law, or circumstances which did not exist as of the Balance Sheet Date, change any of the material accounting principles or practices used by it; or

              (l) change in any material respect its existing practices and procedures with respect to the collection of accounts receivable of the Stations and, except with respect to good faith attempts consistent with past practice to obtain payment of a past due receivable, or except in accordance with existing practices, a contested receivable, offer to discount the amount of any outstanding receivable or extend any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) to accelerate the collection thereof; or

              (m) change any Station's advertising rates or policies, procedures or methods in connection with the sale of advertising time in a manner expected to accelerate the receipt of cash payments or fail to incur annual advertising and promotional department expenses in cash and trade other than as budgeted for 1997; or

              (n) enter into, or enter into negotiations or discussions with any person other than Buyer with respect to any local marketing agreement, time brokerage agreement, joint sales agreement, or any other similar agreement; or

              (o) agree to or make any commitment, orally or in writing, to take any actions prohibited by this Agreement.

       4.2. NEGATIVE TRADE BALANCE. Seller shall use commercially reasonable efforts to ensure that the Seller Negative Trade Balance, as defined below, of the Stations, taken as a whole, does not exceed $100,000 in the aggregate at the Closing Date. "Seller Negative Trade Balance" means the difference, if negative, between the value of time owed under barter agreements to which any of the Stations is a party or by which any of them is bound and the value of the goods and services to be received under such agreements.

       4.3. ENVIRONMENTAL SITE ASSESSMENTS. If Buyer or its lenders or other financing sources require Phase I or Phase II ESAs, Seller covenants and agrees that, upon written notice from Buyer to Seller identifying the locations at which such ESAs are required, Seller shall cause to be performed by a nationally recognized and duly qualified environmental consultant reasonably acceptable to Buyer and Seller an ESA at each identified transmission site owned, operated, or leased by Seller and at such other identified real properties and facilities owned, operated, or leased by Seller. The ESAs which are to be conducted for the benefit of Buyer shall be performed in a manner that at a minimum satisfies the requirements of ASTM Practice E 1527-94.
Seller covenants and agrees that, upon receipt of the notice referred to above, it shall diligently pursue the performance of the requisite ESAs to their completion, with final copies of the Phase I environmental site assessment reports (and, if applicable, Phase II ESA reports) made available to Buyer by no later than 45 days following the date on which Seller receives the notice referred to above. The cost of any Phase I ESA shall be borne by Seller and the Seller and Buyer shall each bear one-half of the cost of any Phase II ESA.





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
                                   ARTICLE V

                        ADDITIONAL AGREEMENTS OF SELLER

       5.1. NO SOLICITATION OF TRANSACTIONS. Seller shall not, directly or indirectly, through any officer, director, partner, employee, agent, financial advisor, banker or other representative, or otherwise, solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any material portion of the Assets or any equity interest in Seller or any merger, consolidation, share exchange, business combination, or other similar transaction with Seller or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Seller shall immediately communicate to Buyer the material terms of any such proposal (and the identity of the party making such proposal) which it may receive and, if such proposal is in writing, the Seller shall promptly deliver a copy of such proposal to Buyer. Seller agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Seller is a party. Seller immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

       5.2. ACCESS AND INFORMATION. (a) Until the Closing, subject only to applicable rules and regulations of the FCC, Seller shall afford to Buyer and its representatives (including accountants and counsel) full access, during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the business of Seller, to all properties, books, records, and Tax Returns of Seller and all other information with respect to its business, together with the opportunity to make copies of such books, records, and other documents and to discuss the business of Seller with such corporate officers, station managerial personnel (including the Station Management of each Station), accountants, consultants, and counsel for Seller as Buyer deems reasonably necessary or appropriate for the purposes of familiarizing itself with Seller and the Stations, including the right to visit the Stations. In furtherance of the foregoing, Seller shall authorize and instruct CPA to meet with Buyer and its representatives, including Buyer's independent public accountants, to discuss the business and accounts of Seller and to make available (with the opportunity to make copies) to Buyer and its representatives, including its independent public accountants, all the work papers of its accountants related to their audit of the consolidated financial statements and Tax Returns of Seller.

              (b) Within 30 days after the end of each calendar month, Seller shall deliver to Buyer, for each of the Stations, and for Seller as a whole, monthly operating statements (in a form consistent with the monthly operating statements previously supplied to Buyer) prepared in the ordinary course of business for internal purposes, including comparisons to comparable prior year periods and current year budget. In addition, within 45 days after the end of each calendar quarter,

Seller shall deliver to Buyer, for each of the Stations, quarterly statements prepared in the ordinary course for internal purposes containing a detailed listing of all trade and barter agreements of each Station showing the status of all such agreements as of the end of the quarter. Further, within 90 days after December 31, 1996, Seller shall deliver to Buyer copies of its audited balance sheet as of such date, together with the related audited statements of income, cash flows and changes in partners' equity of Seller for the period then ended. Seller shall deliver to Buyer the rating books and such other ratings information subscribed to by Seller including, without limitation, Arbitrends, Accuratings or any other written information reflective of the quantitative or qualitative nature of the audiences of the Stations for each of the Stations upon receipt of the same by any officer of the General Partner. Seller shall instruct the Station Management of each Station to provide such information and reports to Buyer's corporate officers promptly upon receipt by such Station Management. In addition, as soon as the same are distributed to Seller's corporate officers by each Station, Seller will provide Buyer with copies of each Station's weekly sales pacing reports, with comparisons to sales pacing in the corresponding period of the prior year.

              (c) Without duplication of Section 5.2(b), at such time as Seller provides the same to its lenders, Seller shall provide Buyer with copies of the financial statements and other information delivered by Seller to such lenders.

       5.3. ASSISTANCE. If Buyer requests, Seller will cooperate, and will cause its accountants to cooperate, in all reasonable respects with the efforts of Buyer to finance the transactions contemplated by this Agreement, all at the sole expense of Buyer. Seller (a) shall furnish to its accountants as independent accountants to Seller, such customary management representation letters as its accountants may require of Seller as a condition to its execution of any required accountants' consents necessary in connection with the delivery of any "comfort" letters requested by Buyer's financing sources and (b) shall furnish to Buyer all financial statements (audited and unaudited) and other information in the possession of Seller or its representatives or agents as Buyer shall reasonably determine is necessary or appropriate in connection with such financing. Buyer will indemnify and hold harmless Seller and its officers, directors, and controlling persons against any and all claims, losses, liabilities, damages, costs, or expenses (including reasonable attorneys' fees and expenses) that may arise out of or with respect to the efforts by Buyer to finance the transactions contemplated hereby, including offering documents, and other filings related thereto; provided, however, that subject to the limitations and provisions of this Agreement, nothing herein shall prevent Buyer from asserting any claim for breach of representation or warranty under this Agreement.

       5.4. COMPLIANCE WITH STATION LICENSES. Seller shall cause the Stations to be operated in accordance with the Station Licenses and all applicable rules and regulations of the FCC and in compliance with all other applicable laws, regulations, rules, and orders. Seller shall use all commercially reasonable efforts not to cause or permit any of the Station Licenses to expire or be surrendered, adversely modified, or terminated. Seller shall file or cause to be filed with the FCC





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
all applications (including license renewals) or other documents required to be filed in connection with the operation of the Stations. In addition, if requested by Buyer and at Buyer's sole expense, Seller shall file or cause to be filed with the FCC applications for new, specifically identified frequencies that may be useful in connection with the operation of the Stations. Should the FCC institute any proceedings for the suspension, revocation or adverse modification of any of the Station Licenses, Seller will use all commercially reasonable efforts to promptly contest such proceedings and to seek to have such proceedings terminated in a manner that is favorable to the Stations. Seller will use all commercially reasonable efforts to maintain the FCC construction permits (if any) listed in Schedule 3.1(g) in effect until the applicable construction projects are complete and to diligently prosecute all pending FCC applications listed in Schedule 3.1(g). If Seller (or its FCC counsel) receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of the FCC, or of any other Governmental Entity, that could affect Seller's ability to consummate the transactions contemplated hereby, or should Seller (or its FCC counsel) become aware of any fact relating to the qualifications of Buyer that reasonably could be expected to cause the FCC to withhold its consent to the transfer of control of the Station Licenses, Seller shall promptly notify Buyer in writing and use its commercially reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement.

       5.5. NOTIFICATION OF CERTAIN MATTERS. Seller shall give prompt written notice to Buyer of (a) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, (b) the failure of Seller, or any officer, director, employee, or agent of Seller, to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it hereunder, (c) the occurrence of a Station Event (as defined in Section 9.1), and (d) the occurrence of any threat made to Seller by any officer of Seller or any General Manager, Station Manager, General Sales Manager or Programming Director of a Station to resign or otherwise terminate their employment or independent contractor relationship with Seller. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

       5.6. THIRD PARTY CONSENTS. After the date hereof and prior to the Closing, Seller shall use all commercially reasonable efforts to obtain the written consent from any party to an agreement or instrument identified in
Schedule 3.1(p) or any other Assumed Contract which is required to permit the consummation of the transactions contemplated hereby.

       5.7. DAVID BENJAMIN EMPLOYMENT AGREEMENT. Subject to the terms and conditions hereof, Buyer agrees to cause Capstar, and Seller agrees to cause David J. Benjamin, III, to execute and deliver an employment agreement in substantially the form of Exhibit D attached hereto at the Closing.





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
                                   ARTICLE VI

                               COVENANT OF BUYER

       6.1. NOTIFICATION OF CERTAIN MATTERS. If Buyer (or its FCC counsel) receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of the FCC, or of any Governmental Entity, that could affect Buyer's ability to consummate the transactions contemplated hereby, or should Buyer (or its FCC counsel) become aware of any fact relating to the qualifications of Buyer that reasonably could be expected to cause the FCC to withhold its consent to the transfer of control of the Station Licenses, Buyer shall promptly notify Seller thereof and shall use its commercially reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement. In addition, Buyer shall give to Seller prompt written notice of
(a) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of Buyer contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date, and (b) the failure of Buyer, or any officer, director, employee, or agent thereof, to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

                                  ARTICLE VII

                                MUTUAL COVENANTS

       7.1. APPLICATION FOR FCC CONSENTS. By the 15th business day after the date hereof, Seller and Buyer will, and will cause all necessary persons or entities to join in one or more applications filed with the FCC requesting the FCC's written consent to the transfer of control of the FCC Licenses pursuant to this Agreement (the "Applications"). The parties will take all proper steps reasonably necessary (a) to diligently prosecute the Applications and (b) to obtain the FCC Consents. The failure by either party to timely file or diligently prosecute its portion of any Application shall be a material breach of this Agreement.

       7.2. CONTROL OF STATIONS. This Agreement shall not be consummated until after the FCC Consents with respect to the Applications referred to in
Section 7.1 are granted and have become Final Orders. Between the date of this Agreement and the Closing Date and subject to the provisions of the LMA, Buyer will not directly or indirectly control, supervise or direct the operation of the Stations. Such operation and control shall be the sole responsibility of Seller.

       7.3. OTHER GOVERNMENTAL CONSENTS. Promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Entities (other than the FCC) such requests, reports, or notifications as may be required in connection with the consummation of the transactions contemplated by this Agreement, and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Without limiting the foregoing, the parties shall file promptly with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information (if any) required to be filed under the HSR Act with respect to the transactions contemplated hereby and shall use their commercially reasonable efforts to cause all applicable waiting periods under the HSR Act to expire or be terminated as of the earliest possible date.

       7.4. ACCOUNTS RECEIVABLE. All Accounts Receivable shall remain the property of Seller. Seller hereby authorizes Buyer, however, to collect such receivables for a period of 180 days after the Closing. Seller shall deliver to Buyer a complete and detailed statement of each account within three days after Closing and Buyer shall use its reasonable efforts, consistent with its customary collection practices for its own accounts receivable, without compensation, to collect each Account Receivable during such 180 days. During that period Buyer shall provide to Seller a detailed bi-monthly statement of the Accounts Receivable showing amounts collected to the date, and amounts outstanding as of the same date, and, within 15 days of the end of the period covered by such statement, deliver to Seller the Accounts Receivable report and a check for the amounts collected during such period. All payments received by Buyer during the 180-day period following the Closing Date from a person obligated with respect to an Account Receivable shall be applied first to Seller's account and only after full satisfaction thereof to Buyer's account; provided, however, that if such person has, in the reasonable opinion of Buyer, a legitimate dispute with respect to such Account Receivable and Buyer also has an account receivable from such person, all payments received by Buyer during the 180-day period following the Closing Date from such person shall be applied first to Buyer's account and only after the earlier to occur of full satisfaction of Buyer's account or resolution of such dispute, to Seller's account. Buyer shall not be required to refer any Account Receivable to a collection agency or an attorney for collection, nor shall it compromise, settle, or adjust any Account Receivable having a value in excess of $5,000 without receiving the approval of Seller. Seller shall take no action with respect to the Accounts Receivable, such as litigation, until the expiration of such 180-day period. Following the expiration of said 180-day period, Seller shall be free to take such action as Seller may in its sole discretion determine to collect any Accounts Receivable then outstanding.

       7.5. BROKERS OR FINDERS. Buyer represents and warrants to Seller, and Seller represents and warrants to Buyer, that other than the previously disclosed fee payable to Media Venture Partners, which fee shall be paid in accordance with the provisions of Section 12.7, no agent, broker, investment banker, or other or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee payable by Buyer or Seller in connection with any of the transactions contemplated by this Agreement.





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
       7.6. BULK SALES LAW. The parties do not believe that any bulk sales or fraudulent conveyance statute applies to the transactions contemplated by this Agreement. Buyer therefore waives compliance by Seller with the requirements of any such statutes, and Seller agrees to indemnify and hold Buyer harmless against any claim made against Buyer by any creditor of Seller as a result of a failure to comply with any such statute.

       7.7.   RISK OF LOSS.

              (a) The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing. In the event of any such loss, damage, impairment, confiscation, or condemnation, whether or not covered by insurance, Seller shall promptly notify Buyer of such loss, damage, impairment, confiscation, or condemnation.

              (b) If Seller, at its expense, repairs, replaces, or restores such Assets to their prior condition to the satisfaction of Buyer before the Closing, Seller shall be entitled to all insurance proceeds and condemnation awards, if any, by reason of such award or loss.

              (c) If Seller does not or cannot restore or replace lost, damaged, impaired, confiscated or condemned Assets having a replacement cost in excess of $250,000 in the aggregate or informs Buyer that it does not intend to restore or replace such Assets, Buyer may at its option:

                     (i) terminate this Agreement by notice forthwith without any further obligation hereunder; or

                     (ii) proceed to the Closing of this Agreement without Seller completing the restoration and replacement of such Assets, provided that Seller shall assign all rights under applicable insurance policies and condemnation awards, if any, to Buyer; and in such event, Seller shall have no further liability with respect to the condition of the Assets directly attributable to the loss, damage, impairment, confiscation, or condemnation.

              (d) Buyer will notify Seller of a decision under the options described in Section 7.7(c)(i) or (ii) above within ten business days after Seller's notice to Buyer of the damage or destruction of Assets and the estimate of the costs to repair or replace; provided, however, that if Seller states that it intends to restore the damaged Assets and if Seller has not restored such damaged Assets immediately prior to the Closing Date, notwithstanding Buyer's prior delivery of a notice to proceed pursuant to this
Section 7.7(d), Buyer shall have the right to either postpone the Closing or terminate this Agreement by notice forthwith.

       7.8. ADDITIONAL AGREEMENTS. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its commercially reasonable efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the parties to this Agreement and their duly authorized representatives shall take all such action. Without limiting the generality of the foregoing, if, after the Closing Date, Buyer seeks indemnification or recovery from one or more other parties to an Assumed Contract or otherwise seeks to enforce such Assumed Contract and, in order to obtain such indemnification, recovery or enforcement, it is necessary for Seller to initiate a suit, participate in any enforcement proceeding or otherwise provide assistance to Buyer, then, at the request and the sole expense of Buyer, Seller shall take such action as Buyer may reasonable request in connection with Buyer's efforts to obtain such indemnification, recovery or enforcement.

       7.9. LOCAL MARKETING AGREEMENT. No later than the first day or 15th day (whichever occurs first after the occurrence of the event specified in the succeeding clause (a) or (b)) of the month following the earlier of (a) the termination of the applicable waiting period under the HSR Act or (b) the issuance of a notification, either in writing or orally, by the U.S. Department of Justice or the Federal Trade Commission of an early termination of such waiting period, Buyer and Seller shall enter into a Local Marketing Agreement substantially in the form of Exhibit H (with the exhibits to such form appropriately completed) pursuant to which Seller shall make the Stations' broadcasting facilities available to Buyer prior to the Closing (the "LMA").
If the LMA is entered into, then, notwithstanding any other provision of this
Agreement: (i) Seller shall not be liable for the breach of a representation or warranty of Seller contained in Section 3.1 of this Agreement (other than subsections (a), (b), (c) or (d) thereof) if the fact, event or circumstance that gave rise to such breach occurs after the LMA Commencement Date and was caused by a failure by Buyer to perform its obligations under the LMA; (ii) Seller shall not be liable for the failure to perform or observe any covenant contained in Sections 4.1, 4.2, 5.2(b) or 5.4 if such failure was caused by a failure of Buyer to perform its obligations under the LMA; and (iii) Buyer shall not be entitled to fail to consummate the transactions contemplated by this Agreement pursuant to the provisions of Section 8.2(a) or 8.2(b) or to terminate this Agreement pursuant to the provisions of Section 10.1(b)(i) as a result of such breach of any such representation, warranty or covenant caused by the failure of Buyer to perform its obligations under the LMA.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

       8.1. CONDITIONS TO EACH PARTY'S OBLIGATION. The respective obligations of Buyer and Seller to effect the transactions contemplated hereby are subject to the satisfaction (or, in the case of the condition specified in the last sentence of Section 8.l(a), the waiver by Buyer) on or prior to the Closing Date of the following conditions:

              (a) Consents and Approvals. All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred, or been obtained. The FCC Consents shall have become Final Orders and shall be in form and substance satisfactory to Buyer.

              (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

              (c) No Action. No action shall have been taken nor any statute, rule, or regulation shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal.

       8.2. CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Buyer:

              (a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of Seller contained herein that is qualified by a materiality standard shall not be further qualified hereby and that this Section 8.2(a) is subject to the provisions of Section 7.9) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Buyer shall have received a certificate to such effect signed on behalf of Seller by the chief executive officer or by the chief financial officer of the General Partner of Seller.

              (b)    Performance of Obligations.  Subject to the provisions of
Section 7.9, Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing Date, and Buyer shall have received a certificate to such effect signed on behalf of Seller by the chief executive officer or by the chief financial officer of the General Partner of Seller.

              (c) Consents Under Agreements. Buyer shall have been furnished with evidence reasonably satisfactory to it of the consent or approval of each person that is a party to a Contract identified in Schedule 3.1(p) whose consent or approval shall be required in order to permit the consummation of the transactions contemplated hereby and such consent or approval shall be in form and substance satisfactory to Buyer.

              (d) Legal Opinions. Buyer shall have received from (i) Bullivant, Houser, Bailey, Pendergrass and Hoffman, counsel to Seller, and (ii) Fisher, Wayland, Cooper, Leader & Zaragoza

L.L.P., special FCC counsel to Seller, one or more opinions, dated the Closing Date, in substantially the forms attached as Exhibits I and J hereto.

              (e) Real Estate Title Commitment. Within 60 days after the date of this Agreement, Seller, at its sole cost and expense, shall have obtained a preliminary report on title to the Owned Real Property covering a date subsequent to the date of this Agreement, issued by the Title Company, which preliminary report shall contain a commitment (the "Title Commitment") of the Title Company to issue an owner's title insurance policy at Seller's cost as Buyer may reasonably require (the "Title Policy") insuring the fee simple absolute interest of Seller in the Owned Real Property. The Title Commitment shall be in such amount as Buyer may reasonably determine to be the fair market value of the Owned Real Property (including all improvements located thereon) and shall be subject only to the standard printed exceptions and: (i) liens of current state and local property taxes which are not delinquent or subject to penalty; (ii) unviolated zoning regulations and restrictive covenants and easements of record which do not detract from the value of the Owned Real Property and do not materially and adversely affect, impair or interfere with the use of any property affected thereby as heretofore used by Seller or the Stations;(iii) public utility easements of record, in customary form, to serve the Owned Real Property; and (iv) Permitted Encumbrances.

              (f) Survey. If requested by Buyer, Seller, at its sole cost and expense, shall have obtained a survey of the Owned Real Property as of a date subsequent to the date hereof which shall: (i) be prepared by a registered land surveyor reasonably acceptable to Buyer; (ii) be certified to the Title Company and to Buyer; and (iii) show with respect to the Owned Real
Property: (A) the legal description of the Owned Real Property (which shall be the same as the Title Policy pertaining thereto); (B) all buildings, structures and improvements thereon and all restrictions of record and other restrictions that have been established by an applicable zoning or building code or ordinance and all easements or rights of way across or serving the Owned Real Property (including any off-site easements affecting or appurtenant thereto);
(C) no encroachments upon the Owned Real Property or adjoining parcels by buildings, structures or improvements and no other survey defects; (D) access to such parcel from a public street; and (E) provide a flood certification reasonably satisfactory to Buyer to the effect that no portion of the Owned Real Property necessary for the operation of the Stations is located within a flood hazard area.

              (g) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by Seller or David J. Benjamin, III pursuant to Section 9.2 shall have been delivered.

       8.3. CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligation of Seller to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Seller.

              (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of Buyer contained herein that is qualified by a materiality standard shall not be further qualified hereby) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Seller shall have received a certificate to such effect signed on behalf of Buyer by the chief executive officer or by the chief financial officer of Buyer.

              (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects the obligations required to be performed by it under this Agreement prior to the Closing Date, and Seller shall have received a certificate to such effect signed on behalf of Buyer by the chief executive officer or by the chief financial officer of Buyer.

              (c) Closing, Deliveries. All documents and instruments required to be delivered by Buyer or Capstar pursuant to Section 9.2 shall have been delivered.

                                   ARTICLE IX

                                    CLOSING

       9.1. CLOSING. Subject to the satisfaction or waiver of the conditions set forth in Article VIII and to the next succeeding sentence, the Closing will take place at the offices of Vinson & Elkins L.L.P., Dallas, Texas, at 10:00 a.m., local time (or at such other place and time as Buyer and Seller may agree) on a date selected by Buyer on five business days notice to Seller which date shall be on or before the later of October 31, 1997 or the 10th business day after the day on which the FCC Consents have been granted by Final Order (the "Closing Date"). Notwithstanding the foregoing:

              (a) In the case of a Station Event (as defined below), (i) if the Cessation Date (as defined below) is less than 60 days after the date that the Station Event occurs, Buyer, in its discretion, may extend the Closing Date to a date not later than the 30th day after the Cessation Date, (ii) if the Cessation Date is more than 60, but less than 90, days after the date that the Station Event occurs, Buyer, in its discretion, shall elect on the first to occur of the 10th business day after the Cessation Date or the 90th day (or, if not a business day, the next business day) after the date that the Station Event occurs (the "Election Date") to either (A) close the transactions contemplated by this Agreement on the later to occur of the fifth business day after the Election Date or the 90th day (or, if not a business day, the next business day) after the date that the Station Event occurs, or (B) terminate this Agreement, and (iii) if the Cessation Date has not occurred by the 90th day after the date that the Station Event occurs (or, if not a business day, the next business day), Buyer shall elect, not later than the 95th day after the date of the Station Event (or if not a business day, the next business day), either to terminate this Agreement or close the transactions contemplated by this Agreement on the fifth business day after the date of such election;

              (b) In the case of a Conflict Event, a Trading Event or a Banking Event (in each case, as defined below), Buyer, in its discretion, may extend the Closing Date to a date not to exceed the 90th day after the Event Date;

              (c) If a Cure Period (as defined in Section 10.1(b)(i)) has not ended on or before the Closing Date, the Closing Date shall be extended to the earlier to occur of five business days after the cure or waiver of the breach giving rise to the Cure Period or the end of the Cure Period; and

              (d) If the Closing does not occur within 20 days after the date of the Final Order, the parties shall request approval from the FCC to extend the Closing so that the Closing contemplated hereunder will not violate any FCC rules or regulations.

       For purposes of this Agreement, a "Trading Event" shall mean that trading generally in securities on the New York Stock Exchange shall have been suspended or materially limited; a "Banking Event" shall mean that a general moratorium on commercial banking activities in New York, New York shall have been declared by any federal or state authority; a "Conflict Event" shall mean the occurrence of any major armed conflict involving a substantial participation by the armed forces of the United States of America; a "Station Event" shall mean any act of nature (including fires, floods, earthquakes, and storms), calamity, casualty or condemnation or the act or omission to act of any state or federal regulatory agency having jurisdiction over the Stations that has caused one or more Stations representing an aggregate of 3% of the consolidated gross revenues of Seller for the last full 12 calendar months prior to the Station Event not to be operating in a manner substantially consistent with the operations conducted before such act, calamity, casualty, condemnation or agency action or omission occurred or not in compliance with its or their respective Station License(s); an "Event Date" shall mean the date on which a Trading Event, Banking Event or a Conflict Event occurs; and a "Cessation Date" shall mean the date on which a Station Event ends. Pro forma adjustments shall be made for purposes of calculating gross revenues for the 12-month period specified in the definition of "Station Event" with respect to any radio broadcast station acquired during such 12-month period, to assume that such station was acquired at the beginning of such 12-month period and include the gross revenues of such station for the full 12-month period.

       9.2.   ACTIONS TO OCCUR AT CLOSING.

              (a) At the Closing, Buyer shall deliver to Seller the following:

                     (i) Purchase Price The Purchase Price by wire transfer of immediately available funds (less the Holdback Amount).

                     (ii) Assumption Agreement. A counterpart of the Assumption Agreement executed by Buyer;

                     (iii) Indemnification Escrow Agreement. A counterpart of the Indemnification Escrow Agreement executed by Buyer;

                     (iv)   Certificates  The certificates referred to in
Section 8.3(a) and (b); and

              (b) At the Closing, Seller shall deliver to Buyer the following:

                     (i)    Certificates.  The certificates described in
Section 8.2(a) and (b);

                     (ii) Legal Opinions. The opinions of counsel referred to in Section 8.2(d);

                     (iii) Transfer Documents. The duly executed Bill of Sale and Assignment, together with any other assignments and other transfer documents as requested by Buyer;

                     (iv)   Consents; Acknowledgments.  The original of each
Consent;

                     (v) Estoppel Certificates. An estoppel certificate from the lessor(s) of the Leased Real Property;

                     (vi) Licenses, Contracts, Business Records, Etc. To the extent they are in possession of Seller, copies of all Licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, statistics, engineering records and all files and records used by Seller in connection with the Stations' business and operations, which copies shall be available at the Closing or at the Stations' principal business offices;

                     (vii) Indemnification Escrow Agreement. A counterpart of the Indemnification Escrow Agreement executed by Seller;

                     (viii) Assumption Agreement. A counterpart of the Assumption Agreement executed by Seller;

                     (ix) Non-Competition Agreement. A counterpart of the Non-Competition Agreement executed by Seller;

                     (x) Warranty Deed. A statutory Warranty Deed conveying fee simple title to the Owned Real Property to Buyer, subject only to the Permitted Encumbrances, in proper statutory form for recording together with documentary stamps affixed thereto;

                     (xi) No-Lien Affidavit. A standard No-Lien Affidavit executed by Seller which shall be in the recordable form and otherwise satisfactory to the Title Company in order to delete the standard printed exceptions relating to mechanics' liens and parties-in-possession;

                     (xii) GAP Affidavit. An affidavit, if requested by the Title Company, as may be necessary to insure the gap between the effective date of the Title Commitment to and through the date of the recordation of the deed to the Owned Real Property; and

                     (xiii) Title Requirements. Such other documents as shall be reasonably required by the Title Company as called for or required under the terms of any title policy obtained or issued to Buyer.

              (c) At the Closing, Seller and Buyer shall instruct the Escrow Agent to deliver, and it shall deliver, the Deposit Letter of Credit to Buyer.

              (d) At the Closing, Buyer shall receive a statement in conformance with Treas. Reg. Section 1.1445-11T(d)(2)(i) from the General Partner of Seller.

              (e) At the Closing, Capstar and David J. Benjamin, III shall deliver a fully executed counterpart of the employment agreement referred to in
Section 5.7.


                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

       10.1.  TERMINATION.  This Agreement may be terminated prior to the
Closing:

              (a)    by mutual consent of Buyer and Seller;

              (b)    by either Seller or Buyer;

                     (i) if there shall have been any material breach of any representation, warranty, covenant, or agreement, on the part of Buyer, on the one hand, or Seller, on the other hand, set forth in this Agreement which breach shall not have been cured within 20 days (the "Cure Period") following receipt by the breaching party of written notice of such breach;

                     (ii) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling, or other action shall have become final and nonappealable;

                     (iii) if, for any reason, the FCC denies or dismisses any of the Applications and the time for reconsideration or court review under the Communications Act with respect to such denial or dismissal has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review;

                     (iv) if, for any reason, any of the Applications is designated for an evidentiary hearing by the FCC; or

                     (v) if the Closing shall not have occurred by the later of October 31, 1997 or the date to which the Closing Date is extended pursuant to the second sentence of Section 9.1; provided, however, that the right to terminate this Agreement under this clause (v) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

              (c)    by Buyer:

                     (i)    pursuant to the provisions of Section 7.7;

                     (ii) with respect to a Station Event, at its option, as provided in the second sentence of Section 9.1; or

                     (iii) if the FCC grants any of the Applications with any adverse conditions not generally imposed on grants of such applications and the time for reconsideration or court review under the Communications Act with respect to such adverse conditions has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review.

       The right of any party hereto to terminate this Agreement pursuant to this Section 10.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents, or other representatives whether prior to or after the execution of this Agreement. Notwithstanding anything in the foregoing to the contrary, no party that is in material breach of this Agreement shall be entitled to terminate this Agreement except with the consent of the other party.

       10.2.  EFFECT OF TERMINATION.

              (a) In the event of a termination of this Agreement by either Seller or Buyer as provided above, there shall be no liability on the part of either Buyer or Seller, except for liability arising out of a breach of this Agreement. If this Agreement is terminated by Seller pursuant to Section 10.1(b)(i) or if this Agreement is terminated by Seller pursuant to Section 10.1(b)(v) and the failure to close by the date specified in such Section was a result of a breach of any representation, warranty, covenant or agreement on the part of Buyer, the parties agree and acknowledge that Seller will suffer damages that are not practicable to ascertain. Accordingly, in such event and if within 10 business days after termination of this Agreement Seller delivers to Buyer a written demand for liquidated damages, Seller shall be entitled to receive, as liquidated damages, the sum of (i) $1,750,000 if such termination occurs on or prior to the earlier of the LMA Commencement Date or March 1, 1997, or (ii) $2,625,000 if such termination occurs after the earlier of the LMA Commencement Date or March 1, 1997. Such sum shall be payable by Buyer within 10 business days after receipt of Seller's written demand and in accordance with the provisions of the Deposit Escrow Agreement, including receipt by Buyer of a general release as provided in the Deposit Escrow Agreement. As security for payment thereof, Buyer has, concurrently with the execution of this Agreement, entered into the Deposit Escrow Agreement with Seller and the Escrow Agent as provided in Section 2.7. The parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties' good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement by Seller pursuant to Section 10.1(b)(i). Seller agrees that, to the fullest extent permitted by law, Seller's right to payment of the $1,750,000 or $2,625,000, whichever is applicable depending on the date of termination of this Agreement, as liquidated damages as provided in this Section 10.2 shall be its sole and exclusive remedy if the Closing does not occur with respect to any damages whatsoever that the Seller may suffer or allege to suffer as a result of any claim or cause of action asserted by the Seller relating to or arising from breaches of the representations, warranties or covenants of Buyer contained in this Agreement and to be made or performed at or prior to the Closing. If this Agreement is terminated by Seller pursuant to Section 10.1(b)(i) or if this Agreement is terminated pursuant to Section 10.1(b)(v) and the failure to close by the date specified in Section 10.1(b)(v) is a result of a breach of any representation, warranty, covenant or agreement on the part of Buyer, Buyer and Seller shall instruct the Escrow Agent to release the Deposit Letter of Credit to Seller. If this Agreement is terminated (i) by Buyer and Seller pursuant to the provisions of Section 10.1(a), (ii) by either party pursuant to any provision of Section 10.1(b)(ii), (iii), or (iv), (iii) pursuant to the provisions of Section 10.1(b)(v) and the failure to close by the date specified in Section 10.1(b)(v) is not a result of a breach of any representation, warranty, covenant or agreement on the part of Buyer, or (iv) or by Buyer pursuant to the provisions of Section 10.1(c), Buyer and Seller shall instruct the Escrow Agent to release the Deposit Letter of Credit to Buyer.

              (b) As a condition of payment, and upon receipt of the appropriate sum of liquidated damages under this Section 10.2, Seller shall irrevocably and unconditionally release, acquit, and forever discharge Buyer and its successors, assigns, employees, agents, stockholders, partners, subsidiaries, parent companies and other Affiliates (corporate or otherwise) of and from any and all Released Claims, including, without limitation, all Released Claims arising out of, based upon, resulting from or relating to the negotiation, execution, performance, breach or otherwise related to or arising out of this Agreement, the Transaction Documents, or any agreement entered into in connection therewith or related thereto. "Released Claims" as used herein shall mean any and all charges, complaints, claims, causes of action, promises, agreements, rights to payment, rights to any equitable remedy, rights to any equitable subordination, demands, debts, liabilities, express or implied contracts, obligations of payment or performance, rights of offset or recoupment, accounts, damages, costs, losses or expenses (including attorneys' and other professional fees and expenses) held by any party hereto, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative.

                                   ARTICLE XI

                                INDEMNIFICATION

       11.1.  INDEMNIFICATION OF BUYER.  Subject to the provisions of this
Article XI, Seller agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Buyer Indemnified Costs.

       11.2.  INDEMNIFICATION OF SELLER.  Subject to the provisions of this
Article XI, Buyer agrees to indemnify and hold harmless the Seller Indemnified Parties from and against any and all Seller Indemnified Costs.

       11.3. DEFENSE OF THIRD-PARTY CLAIMS. An Indemnified Party shall give prompt written notice to any entity or person who is obligated to provide indemnification hereunder (an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Article XI unless the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as they deem appropriate; provided, however, that:

              (a) The Indemnified Party shall be entitled, at his, her, or its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Parties shall pay the attorneys' fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such third-party action, (ii) the Indemnifying Parties shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (iv) the Indemnified Party's counsel shall have advised the Indemnified Party in writing, with a copy to the Indemnifying Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel);

              (b) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have an adverse effect on its business or, in the case of an Indemnified Party who is a natural person, on his or her assets or interests;

              (c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and

              (d) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at their own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article XI and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

       11.4. DIRECT CLAIMS. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 11.3 because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

       11.5. ESCROW. On the Closing Date, Buyer and Seller will enter into the Indemnification Escrow Agreement in accordance with which Buyer shall, at Closing, deposit $700,000 (the "Holdback Amount") with the Escrow Agent.

       11.6. LIMITATIONS. Subject to Section 11.7 and Section 12.17 hereof, the following provisions of this Section 11.6 shall be applicable after the time of the Closing:

              (a) Minimum Loss. Subject to the provisions of Section 12.17, no Indemnifying Party shall be required to indemnify an Indemnified Party for a breach of a representation or warranty unless and until the aggregate amount of Indemnified Costs for which the Indemnified Party is otherwise entitled to indemnification for one or more breaches of representations and warranties pursuant to this Article XI exceeds $100,000 (the "Minimum Loss"). There is no minimum loss threshold with respect to breaches of covenants. If an Indemnifying Party breaches a covenant, the Indemnified Party shall be entitled to the entire amount of its Indemnified Costs, subject to the limitations on recovery and recourse set forth in Sections 11.6 and 11.7 below. If an Indemnified Party breaches a representation or warranty, then after the Minimum Loss with respect to breaches of representations or warranties is exceeded, the Indemnified Party shall be entitled to be paid the entire amount of its Indemnified Costs in excess of (but not including) the Minimum Loss, subject to the limitations on recovery and recourse set forth in this Section 11.6 and in
Section 11.7 below and subject to the exception contained in Section 12.17.
For purposes of determining the aggregate amount of Minimum Loss suffered by an Indemnified Party, each representation and warranty contained in this Agreement for which indemnification can be or is sought hereunder shall be read (including, without limitation, for purposes of determining whether a breach of such representation or warranty has occurred) without regard to materiality (including Material Adverse Effect) qualifications that may be contained therein. In addition, in determining whether an Indemnifying Party shall be required to indemnify an Indemnified Party under this Article XI, once the Minimum Loss requirement set forth in this clause (a) has been satisfied, each representation and warranty contained in this Agreement for which indemnification can be or is sought hereunder shall be read (including, without limitation for purposes of determining whether a breach of such representation or warranty has occurred) without regard to materiality (including Material Adverse Effect) qualifications that may be contained therein. As used in the foregoing provisions of this Section 11.6, an "Indemnified Party" refers to all of the Buyer Indemnified Parties on the one hand and all of the Seller Indemnified Parties on the other hand, and an "Indemnifying Party" refers to the Buyer on the one hand and the Seller on the other hand.

              (b) Minimum Claim. Notwithstanding anything to the contrary stated herein, if any third-party action or direct claim results in any damages, losses, liabilities, charges, penalties, costs and expenses (including court costs and attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) which do not in the aggregate exceed $500, such damages, losses, liabilities, charges, penalties, costs and expenses shall not be deemed to be Indemnified Costs.

              (c) Limitation as to Time. No Indemnifying Party shall be liable for any Indemnified Costs pursuant to this Article XI unless a written claim for indemnification in accordance with Section 11.3 or 11.4 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before the later of (i) 450 days after the Closing Date or (ii) October 31, 1998, except that this time limitation shall not apply to any claims contemplated by Section 12.17.

       11.7. RECOVERY AGAINST ESCROWED FUNDS. Subject to Section 12.17 hereof, the following provisions of this Section 11.7 shall be applicable after the time of the Closing:

              (a) With respect to any claim by a Buyer Indemnified Party against Seller for Buyer Indemnified Costs payable under this Article XI, the Buyer Indemnified Party shall be entitled to payment only out of the Holdback Amount pursuant to the terms of this Article XI and the Indemnification Escrow Agreement for all amounts due to the Buyer Indemnified Party with respect to such claim.

              (b) Upon receipt of the Holdback Amount under this Section 11.7, Buyer shall irrevocably and unconditionally release, acquit and forever discharge Seller and its successors, assigns, employees, agents, stockholders, partners, subsidiaries, parent companies and other affiliates (corporate or otherwise) of and from any and all Released Claims with respect to Buyer Indemnified Costs in excess of the Holdback Amount other than claims specified in Section 12.17.

       11.8. INSTRUCTIONS TO ESCROW AGENT. Seller hereby covenants and agrees that at any time Seller is or becomes obligated to indemnify a Buyer Indemnified Party for Buyer Indemnified Costs under this Article XI, Seller will execute and deliver to the Escrow Agent written instructions to release to the Buyer Indemnified Party such portion of the Holdback Amount as is necessary to indemnify the Buyer Indemnified Party for such Buyer Indemnified Costs.


                                  ARTICLE XII

                               GENERAL PROVISIONS

       12.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, each of the representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing. Except as otherwise provided in the next two sentences, the representations, warranties and covenants set forth in this Agreement shall terminate on the later of (a) the 450th day following the Closing Date, and (b) October 31, 1998. Following the date of termination of a representation, warranty or covenant, no claim can be brought with respect to a breach of such representation, warranty or covenant, but no such termination shall not affect any claim for a breach of a representation, warranty or covenant that was asserted before the date of termination. The covenants and agreements contained in this Article XII shall survive the Closing indefinitely.

       12.2. FURTHER ACTIONS. After the Closing Date, Seller shall execute and deliver such other certificates, agreements, conveyances, and other documents, and take such other action, as may be reasonably requested by Buyer in order to transfer and assign to, and vest in, Buyer the Assets pursuant to the terms of this Agreement.

       12.3. AMENDMENT AND MODIFICATION. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

       12.4. WAIVER OF COMPLIANCE. Any failure of Buyer on the one hand, or Seller, on the other hand, to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

       12.5. SPECIFIC PERFORMANCE. The parties recognize that in the event Seller should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Buyer shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, Seller hereby waive the defense that there is an adequate remedy at law.

       12.6. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

       12.7. EXPENSES AND OBLIGATIONS. Except as otherwise expressly provided in this Agreement or as provided by law, all costs and expenses incurred by the parties hereto in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the party which has incurred such expenses. Notwithstanding the foregoing, (a) the filing fees incurred in connection with the filings made pursuant to the HSR Act shall be borne equally by Seller and Buyer, (b) the fee payable to the Escrow Agent shall be borne as provided in the Indemnification Escrow Agreement and the Deposit Escrow Agreement, (c) the brokerage fees





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
payable to Media Venture Partners shall be borne by Buyer, and (d) all sales taxes arising out of the transactions contemplated by this Agreement shall be paid by Seller. In the event of a dispute between the parties in connection with this Agreement and the transactions contemplated hereby, each of the parties hereto hereby agrees that the prevailing party shall be entitled to reimbursement by the other party of reasonable legal fees and expenses incurred in connection with any action or proceeding.

       12.8. PARTIES IN INTEREST. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, except as set forth below, express or implied, is intended to confer upon any other person (other than the Indemnified Parties as provided in Article XI) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

       12.9. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (a)    If to Buyer, to

                     Community Acquisition Company, Inc.
                     200 Crescent Court, Suite 1600
                     Dallas, Texas 75201
                     Attn: Lawrence D. Stuart, Jr.
                     Facsimile: (214) 740-7313

                     with a copy to

                     Vinson & Elkins L.L.P.
                     3700 Trammell Crow Center
                     2001 Ross Avenue
                     Dallas, Texas  75201
                     Attn:  Michael D. Wortley
                     Facsimile: (214) 220-7716

              (b)    If to Seller, to

                     Community Pacific Broadcasting Company L.P.
                     P.O. Box 871
                     Monterey, California  93942
                     Attn:  David J. Benjamin, III
                     Facsimile: (408) 655-6355

                     with a copy to

                     Bullivant, Houser, Bailey, Pendergrass and Hoffman 300 Pioneer Tower
                     888 SW 5th Avenue
                     Portland, Oregon  97204
                     Attn:  Kimball H. Ferris
                     Facsimile:  (503) 295-0915

       12.10. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

       12.11. ENTIRE AGREEMENT. This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder) constitutes the entire agreement of the parties hereto and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, agreements, or covenants other than those expressly set forth in this Agreement.

       12.12. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. ANY SUIT OR PROCEEDING BROUGHT HEREUNDER SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE COURTS LOCATED IN DELAWARE.

       12.13. PUBLIC ANNOUNCEMENTS. Seller and Buyer shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation. Prior to the Closing, Seller will not issue any other press release or otherwise make any public statements regarding its business, except as may be required by applicable law.





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
       12.14. ASSIGNMENT. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that (a) upon notice to Seller and without releasing Buyer from any of its obligations or liabilities hereunder, Buyer may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate thereof, and (b) nothing in this Agreement shall limit Buyer's ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to Buyer without the consent of Seller. Seller shall execute an acknowledgment of such assignment(s) and collateral assignments in such forms as Buyer or its institutional lenders may from time to time reasonably request; provided, however, that unless written notice is given to Seller that any such collateral assignment has been foreclosed upon, Seller shall be entitled to deal exclusively with Buyer as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on Buyer's assigns.

       12.15. DIRECTOR AND OFFICER LIABILITY. The directors, officers, and stockholders of Buyer and its affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that Seller may assert) other than as an assignee of this Agreement.

       12.16. NO REVERSIONARY INTEREST. The parties expressly agree, pursuant to Section 73.1150 of the FCC's rules, that Seller does not retain any right to reassignment of any of the FCC Licenses in the future, or to operate or use the facilities of the Stations for any period beyond the Closing Date.

       12.17. NO WAIVER RELATING TO CLAIMS FOR FRAUD. The liability of any party under Article XI shall be in addition to, and not exclusive of any other liability that such party may have at law or equity based on such party's fraudulent acts or omissions. None of the provisions set forth in this Agreement, including but not limited to the provisions set forth in Section 11.6(a) (relating to Minimum Loss), 11.6(b) (relating to minimum claims), 11.6(c) (relating to limitations on the period of time during which a claim for indemnification may be brought), 11.7 (relating to recourse against escrowed funds), or 12.1 (relating to survival periods), shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on any other party's fraudulent acts or omissions, nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud, (ii) the time period during which a claim for fraud may be brought, or (iii) the recourse which any such party may seek against another party with respect to a claim for fraud; provided, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this
Section 12.17, nor any reference to this Section 12.17 throughout this Agreement, shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including but not limited to, defenses of statutes of limitations or limitations of damages.

       IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be signed, all as of the date first written above.

                                   SELLER:

                                   COMMUNITY PACIFIC BROADCASTING
                                   COMPANY L.P.

                                   By:     Broadcast Management Corporation,
                                           its general partner



                                   /s/  DAVID J. BENJAMIN
                                   ------------------------------
                                   By:     David J. Benjamin, III
                                   Its:    President


                                   BUYER:

                                   COMMUNITY ACQUISITION COMPANY, INC.



                                   /s/  ERIC C. NEUMAN
                                   ------------------------------
                                   By:     Eric C. Neuman
                                   Its:    Vice President

                                    ANNEX A

                                  THE STATIONS



              KASH AM-FM                          Anchorage, Alaska
              KBFX - FM                           Anchorage, Alaska
              KENI - AM                           Anchorage, Alaska
              KJSN - FM                           Modesto, California
              KVFX - FM                           Manteca, California
              KFIV - AM                           Modesto, California
              KJAX - AM                           Stockton, California
              KGGO - FM                           Des Moines, Iowa
              KHKI - FM                           Des Moines, Iowa
              KDMI - AM                           Des Moines, Iowa